Exhibit 10.40

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, made and entered into this 31st day of March, 2021, by and among JOHN KEELER & CO. INC., a Florida corporation with its principal place of business at 3000 NW 109 Ave., Miami, FL 33172 (“JKCO”); and COASTAL PRIDE SEAFOOD, LLC, a Florida limited liability company with its principal place of business at 2201 Boundary Street, Suite 306, Beaufort, SC 29902 (“Coastal”, and together with JKCO, each a “Borrower”, and collectively, the “Borrowers”), and LIGHTHOUSE FINANCIAL CORP., a North Carolina corporation, with its principal place of business and mailing address at 925 West Market Street, Greensboro, North Carolina 27401 (hereinafter referred to as (“Lender”);

WITNESSETH:

WHEREAS, in order to provide funds for (a) the repayment of all outstanding indebtedness of Borrower owed to ACF Finco I, LLP and (b) the working capital needs of Borrowers, Borrowers desire, from time to time hereafter, to borrow up to an aggregate of $5,000,000.00 at any time outstanding from Lender, and Lender is willing to make certain advances to Borrowers, upon the terms and conditions set forth herein;;

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extension of credit heretofore, now or hereafter made by Lender to Borrowers, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:

“Account” has the meaning assigned thereto under the Code.

“Account Debtor” means any Person who is or who may become obligated to either Borrower under or on account of an Account.

“Adjusted Funded Debt” means with respect to any Person:

(a) Its Indebtedness for Money Borrowed other than Current Liabilities;

(b) Liabilities secured by any lien existing on Property owned by such Person (whether or not such liabilities have been assumed) other than Current Liabilities; and

(c) Any other obligations (other than deferred taxes) which are required by Generally Accepted Accounting Principles to be shown as liabilities on its balance sheet and which are payable or remain unpaid more than one (1) year from the creation thereof.

“Affiliate” means a Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, either Borrower; (b) which beneficially owns or holds five percent (5%) or more of any class of the voting stock of either Borrower; or (c) five percent (5%) or more of the voting stock of which is beneficially owned or held by either Borrower or a Subsidiary of either Borrower. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

“Agreement” or “this Agreement” includes all amendments, modifications and supplements to this Agreement that have been heretofore or may be hereafter executed by Borrowers and Lender, and shall refer to this Agreement and all such amendments, modifications and Supplements, at the time such reference becomes operative.

“Availability” means the amount of money which Borrowers are entitled to borrow from time to time as Loans, such amount being the difference derived when the sum of the principal amount of Loans then outstanding (including any amounts which Lender may have paid for the account of Borrowers pursuant to any of the Loan Documents and which have not been reimbursed by Borrowers) is subtracted from the sum of the amounts available to be loaned to Borrowers upon its request pursuant to Sections 2.2 and 2.3 of this Agreement.

“Average Total Outstanding Loans” means the average of Total Outstanding Loans for any period of the determination thereof during which this Agreement shall be in effect.

“Base Rate” means the interest rate publicly announced from time to time by The Wall Street Journal as the prime rate. The Wall Street Journal’s “prime rate” means the highest prime rate as published daily in The Wall Street Journal under the heading “Money Rate.” In no event shall the Base Rate be less than 3.25%. The prime rate in effect at any time will change each time and as of the date that a new prime rate is published. In the event that The Wall Street Journal shall abolish or abandon the practice of announcing its prime rate or should the same be unascertainable, Lender shall designate a comparable reference rate which shall be deemed to be the Base Rate under this Agreement and the other Loan Documents.

“Book Net Worth” means Borrowers’ total assets minus Indebtedness, all determined in accordance with Generally Accepted Accounting Principles.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of North Carolina or which is a day on which Lender is otherwise closed for transacting business with the public.

“CERCLA” means the Comprehensive, Environmental, Response, Compensation and Liability Act of 1980, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“Capital Expenditures” means, for any fiscal year of Borrowers, the aggregate cost (less the amount of any trade-in allowance included in such cost) of all capital assets acquired by Borrowers during such fiscal year, plus all Capital Leases entered into, renewed, assumed or guaranteed during such year.

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“Capital Lease” means any lease of any property which would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital lease on a balance sheet of the lessee.

“Capital Lease Obligations” means, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder, which would, in accordance with Generally Accepted Accounting Principles, appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Flow” means, for any fiscal period, Consolidated Adjusted Net Earnings From Operations, plus depreciation and amortization expense for financial reporting purposes during such period, less payments of principal of Adjusted Funded Debt, less Capital Expenditures made during such period which are not financed by Indebtedness secured by Permitted Liens which either Borrower incurs during such period, all as determined in accordance with Generally Accepted Accounting Principles.

“Certificated Security” has the meaning assigned thereto under the Code.

“Chattel Paper” has the meaning assigned thereto under the Code.

“Closing Date” means the date on which all of the conditions precedent in Section 5 hereof are satisfied and the initial Loan is made.

“Code” means the Uniform Commercial Code as adopted and in force in the State of North Carolina, on the date of this Agreement, as the Code may be amended or otherwise modified from time to time hereafter.

“Collateral” means and includes the assets, property or interests in property of each Borrower securing the Obligations pursuant to Section 4 of this Agreement and any supplement hereto, and all other property and interests in property which shall, from time to time, secure the Obligations.

“Commercial Tort Claim” has the meaning assigned thereto under the Code.

“Computer Hardware and Software” means all of each Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

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“Consolidated Adjusted Net Earnings From Operations” means, with respect to any fiscal period, earnings after provision for income taxes for such fiscal period of Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, as reflected on the financial statements supplied to Lender pursuant to Section 7.3 hereof, less (or plus in the case of loss):

(a) Any gain or loss arising from the sale of capital assets;

(b) Any gain arising from any writeup of assets;

(c) Net earnings of any business entity in which either Borrower or its Subsidiaries has an ownership interest unless such net earnings shall have actually been received by such Borrower or such Subsidiary in the form of cash distribution;

(d) The earnings of any Person to which the assets of either Borrower or any Subsidiary shall have been sold, transferred or disposed of, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

(e) Any gain arising from the acquisition of any Securities (as such term is defined in Section 2(1) of the Securities Act of 1933 as amended) of either Borrower or any of its subsidiaries; and

(f) Any gain or loss arising from extraordinary and/or non-recurring items.

“Contract Right” means any right of either Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Credit Card Receipts” means monies received by either Borrower from any bank or other credit card processors under any MasterCard, Visa or other credit card processing agreement with such Borrower.

“Current Assets” means the aggregate of the current assets of Borrowers appearing on the asset side of their balance sheet, all determined in accordance with Generally Accepted Accounting Principles.

“Current Liabilities” means the aggregate of the current liabilities of Borrowers appearing on the liability side of their balance sheet, all determined in accordance with Generally Accepted Accounting Principles.

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“Customs Broker” means Concept Brokerage, Inc., a Florida corporation, it successors and assigns, or another customs broker selected by Borrowers and approved by Lender in Lender’s sole discretion.

“Default” means any event or condition, which, with the giving of notice or the passage of time or both, would constitute an Event of Default if Borrowers took no action to correct the same.

“Deposit Account” has the meaning assigned thereto under the Code.

“Document” has the meaning assigned thereto under the Code.

“Early Termination Fee” means an amount the equal to the product of the Total Facility times; three percent (3%) if this Agreement is terminated during the first year of the Initial Term; two percent (2%) if this Agreement is terminated during the second year of the Initial Term; and one percent (1%) if this Agreement is terminated during the second year of the Initial Term or during any Renewal Term.

“EPA” means the Environmental Protection Act, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“Electronic Chattel Paper” has the meaning assigned thereto under the Code.

“Eligible Accounts” means all Accounts created or acquired by either Borrower in the ordinary course of its business as presently conducted, which Lender, in its sole discretion, deems to be Eligible Accounts. Lender may determine, on a daily basis, whether any Account constitutes and continues to constitute an Eligible Account, and if an Eligible Account subsequently becomes ineligible for any reason, its ineligibility shall become effective immediately. In making its determination of Eligible Accounts, Lender will consider whether an Account satisfies and continues to satisfy the following requirements:

(a) The Account is a bona fide existing obligation of the named Account Debtor arising from the sale and delivery of merchandise or the rendering of services to such Account Debtor in the ordinary course of such Borrower’s business and is actually and absolutely owing to such Borrower and is not contingent for any reason.

(b) The subject merchandise has been shipped or delivered on open account to the named Account Debtor on an absolute sale basis and not on consignment, on approval or on a sale or return basis or subject to any other repurchase or return agreement and no material part of the subject goods has been returned;

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(c) The Account is not evidenced by chattel paper or an instrument of any kind, unless such chattel paper or instrument is duly endorsed to and is in the possession of Lender;

(d) If the Account Debtor is located outside the United States (including its territories and possessions), the Account is payable in the full amount of the face value of an irrevocable letter of credit issued by a United States financial institution satisfactory to Lender and the letter of credit and all documents required to draw thereon have been delivered to Lender or Lender’s agent bank;

(e) The Account is a valid, legally enforceable obligation of the Account Debtor and no offset or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder has been asserted;

(f) The Account is not subject to any lien or security interest whatsoever, except for Lender’s security interest and Permitted Liens, and a currently effective UCC financing statement filed by Lender against such Borrower covering such Account is on file in all appropriate filing locations for all of such Borrower’s places of business and records concerning such Account;

(g) The Account is evidenced by an invoice in form reasonably acceptable to Lender and has not remained unpaid for a period exceeding ninety (90) days (or, in the case of an Account owing by an Account Debtor located outside the United States and which meets all of the other criteria for eligibility, such longer period of time as may be acceptable to Lender) after the date of such invoice;

(h) Twenty-Five percent (25%) or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder;

(i) The total unpaid Accounts of the Account Debtor do not exceed twenty-five percent (25%) of the net amount of all Eligible Accounts, to the extent of such excess; provided, that the foregoing percentage is increased to thirty percent (30%) with respect to Performance Food Group;

(j) The Account Debtor is located in a state in which such Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign corporation or company authorized to transact business in such state or has filed all required reports;

(k) The Account Debtor is Solvent and not the subject of any bankruptcy or insolvency proceeding of any kind and the creditworthiness of the Account Debtor is, in all other respects, acceptable to Lender, in its sole discretion, at the time in question;

(l) The Account does not arise out of transactions with an employee, officer, agent, director, stockholder or other Affiliate of either Borrower;

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(m) The Account does not arise out of a contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, or if so, such Borrower has complied with all requirements of the Federal Assignment of Claims Act relative to the assignment of such Account to Lender;

(n) There are no material regulatory, administrative or judicial obstacles to Lender’s direct enforcement of the Account against the Account Debtor or to Lender’s intervention in any enforcement action which might be brought by either Borrower with respect thereto and Lender shall not be subjected to any material adverse tax consequences (other than taxes measured by the income of Lender) as a result of taking such enforcement action or lending against such Account; and

(o) Each of the warranties and representations set forth in Section 9.2 has been reaffirmed with respect thereto at the time the most recent Schedule of Accounts was provided to Lender.

“Eligible Intransit Inventory” means In-Transit Inventory which meets all eligibility criteria set forth in the definition of Eligible Inventory, and for which each of the following conditions have been and continue to be satisfied: (i) Lender shall have received documentation which it, in its sole discretion, deems satisfactory to confirm that such Inventory has been shipped and title and risk of loss has transferred to either Borrower, (ii) such Borrower has delivered to Lender (or its agent), and Lender (or its agent) is in possession of, the originals of the Documents for such Inventory, each of which shall be consigned in favor of Lender, (iii) Lender shall have received evidence satisfactory to it, in its sole discretion, that such Inventory is adequately insured with Lender as the sole loss payee in accordance with the requirements of this Agreement or any other agreement between Lender and Borrowers, (iv) Borrowers, or either of them, shall have engaged a customs broker, acceptable to Lender, who shall have entered into the Imported Goods Agreement, with respect to the appointment of such broker as Lender’s agent for the handling of the Documents for such Inventory, (v) if either Borrower is in default of any of its obligations to the Vendor thereof (whether related to such Inventory or otherwise), such Vendor does not have any right on such date, under applicable law or pursuant to any document relating to the sale of such Inventory, to reclaim, divert the shipment of, reroute, repossess, stop delivery of or otherwise assert any lien rights or title retention with respect to such Inventory;(vi) all inspection or other requirements of law in the country of origin that are applicable to such Inventory and are a prerequisite to the shipment thereof have been satisfied; (vii) such Inventory complies in all material respects with all United States laws concerning food safety and other similar laws applicable to such Inventory; (viii) such Inventory is in the possession of a common carrier, which is not an Affiliate of such Vendor or either Borrower; (ix) such Inventory is not subject to a hold by the U.S. Food and Drug Administration or any other governmental unit for more than 30 calendar days, whether for inspection purposes or otherwise; (x) such Inventory has not been in transit for more than 75 calendar days; and (xi) Borrowers, or either of them, shall have furnished to Lender such other documents and information with respect to such Inventory as Lender shall request from time to time.

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“Eligible Inventory” means all Inventory created or acquired by either Borrower in the ordinary course of its business presently conducted, which Lender, based upon Lender’s customary credit and collateral considerations, deems to be Eligible Inventory. Lender may determine, on a daily basis, whether any Inventory constitutes and continues to constitute Eligible Inventory, and if Eligible Inventory subsequently becomes ineligible for any reason, its ineligibility shall become effective immediately. In making its determination of Eligible Inventory, Lender will consider whether Inventory satisfied and continues to satisfy the following requirements:

(a) The Inventory consists of finished goods;

(b) The Inventory is deemed by Lender in its discretion to be in good saleable condition, not deteriorating in quality or obsolete and subject to satisfactory internal control and management procedures;

(c) The Inventory is in good condition, meets all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such Inventory, its use or sale and is either currently usable or currently saleable in the normal course of Borrowers’ business;

(d) The Inventory is not consigned Inventory; and

(e) Each of the warranties and representations set forth in Section 9.6 below has been reaffirmed with respect thereto at the time the most recent Schedule of Inventory was provided to Lender.

Without limiting the broad discretion of the Lender to determine whether Inventory is Eligible Inventory, the following Inventory shall only be considered Eligible Inventory upon the satisfaction of the following conditions:

(x) All Inventory bearing Lot numbers FZ120535, FZ120685, and ON120535 shall be deemed Eligible Inventory through and including May 31, 2021, and not thereafter;

(y) Inventory, other than Inventory described in subparagraph (x) herein, which is categorized as (i) refrigerated shall not be Eligible Inventory after the date that is twelve (12) months after such Inventory’s lot creation date, and (ii) frozen shall not be Eligible Inventory after the date that is eighteen (18) months after such Inventory’s lot creation date. Inventory stored at or below a temperature of 20 degrees Fahrenheit at all times is categorized as frozen. Inventory stored at a temperature above 20 degrees Fahrenheit and at or below a temperature of 39 degrees Fahrenheit at all times is categorized as refrigerated, and Inventory stored, or found to have been stored, at or above a temperature of 40 degrees Fahrenheit shall not be deemed Eligible Inventory;

“Employment Taxes” means all Federal Insurance Contribution Act taxes and withholding taxes required by any federal or applicable state laws to be paid or deposited by either Borrower.

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“Environmental Laws” means CERCLA, EPA, RCRA, OPHSCA, OSHA, SARA and all other federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to omission, discharges, releases or threatened releases of Hazardous Materials into the environment (including without limitation ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

“Equipment” has the meaning assigned thereto under the Code.

“Event of Default” has the meaning specified in Section 11 hereof.

“Financial Asset” has the meaning assigned thereto under the Code.

“Financials” means the audited balance sheet of Borrowers as of the fiscal year ending December 31, 2019, and the related statements of income and retained earnings for the period then ended, copies of which have been delivered by Borrowers to Lender and all other financial statements or information of Borrowers or any Guarantor which have been previously delivered to Lender.

“Fixtures” has the meaning assigned thereto under the Code.

“General Intangible” has the meaning assigned thereto under the Code.

“Generally Accepted Accounting Principles” means generally accepted accounting principles consistently applied and maintained on a regular basis for Borrowers throughout the period indicated and consistent with the prior financial practice of Borrowers as reflected on the Financials.

“Goods” has the meaning assigned thereto under the Code.

“Guaranties” means the Limited Guaranty Agreement referred to in Section 4.3 hereof executed by John R. Keeler (“Keeler”), and the Continuing Unconditional Guaranty referred to in Section 4.3 hereof executed by Blue Star Foods Corp., a Delaware corporation, both in favor of Lender, whereby each Guarantor unconditionally guarantees the payment and performance of all or a portion of the Obligations of Borrower to Lender.

“Guarantors” means Keeler and Blue Star Foods Corp. and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations.

“Hazardous Material” means any pollutants, contaminants, chemicals, or industrial, toxic or hazardous substance or material defined as such in or for purposes of the Environmental Laws, including without limitation, any waste constituents coming within the definition or list of hazardous substances in 40 C.F.R. §§ 261.1 through 261.33.

“Imported Goods Agreement” means that certain Imported Goods Agreement, executed and delivered by Borrowers and Customs Broker to Lender with respect to Customs Broker’s and Borrowers’ obligations and rights with respect to in-transit Inventory pursuant to Section 5.2(c)(xviii) hereof.

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“Indebtedness” means all liabilities, obligations and indebtedness of any and every kind and nature, including without limitation, the Obligations and all obligations to trade creditors, whether heretofore, now or hereafter owing, arising, due or payable from either Borrower to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes the following:

(a) All obligations or liabilities of any Person that are secured by any lien, claim, encumbrance or security interest upon property owned by either Borrower, even though such Borrower has not assumed or become liable for the payment thereof;

(b) All obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used or acquired by either Borrower, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property;

(c) All unfunded pension fund obligations and liabilities; and

(d) Deferred taxes.

“Initial Term” means the initial term of this Agreement provided for in Section 10.1 hereof.

“Instrument” has the meaning assigned thereto under the Code.

“Intellectual Property” means all of the following: (a) trade secrets, know-how and other proprietary information; (b) trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which are issued thereon throughout the world; (c) copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which are issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); (d) patent applications and patents; (e) industrial design applications and registered industrial designs; (f) license agreements related to any of the foregoing and income therefrom; (g) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; (h) the right to sue for all infringements of any of the foregoing; (i) all other intellectual property; and (j) all common law and other rights throughout the world in and to all of the foregoing.

“In-Transit Inventory” means Inventory that has been purchased by a Borrower and that is being shipped or otherwise transported to a Borrower from a point of origin within the continental United States or is being shipped or otherwise transported to a Borrower from a point of origin outside of the continental United States.

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“Inventory” has the meaning assigned thereto under the Code.

“Inventory Appraisal” means an appraisal of either Borrower’s Inventory conducted at Borrowers’ expense by an appraiser selected by Lender, which shall be received on or before the Closing Date and thereafter conducted with such frequency as Lender may require.

“Investment Property” has the meaning assigned thereto under the Code.

“LC Commitment” means the total dollar amount of letters of credit issued by Lender on behalf of Borrowers for the purchase of In-Transit Inventory from Vendors in an aggregate face amount not to exceed $1,250,000.

“Lender Lockbox” means a lockbox arranged for by Lender with the Lockbox Bank to which each Borrower shall direct each of its customers to make payment of all Accounts and other Collateral owing to such Borrower, and from which the Lockbox Bank, pursuant to the Lender Lockbox Agreement, shall process all checks, items of payment and other remittances received in the Lender Lockbox and deposit them into the Lender Payment Account.

“Lender Lockbox Agreement” means and collectively refers to all agreements between the Lockbox Bank and Lender pertaining in any way to the establishment, servicing, maintenance and administration of the Lender Lockbox and the Lender Payment Account, and the deposit by the Lockbox Bank of all checks, items of payment and other remittances received in the Lender Lockbox into the Lender Payment Account.

“Lender Payment Account” means a demand deposit bank account owned and controlled by Lender at the Lockbox Bank.

“Letter-of-Credit Right” has the meaning assigned thereto under the Code.

“Loans” means and refers to the revolving loans made by Lender to Borrowers under the Total Facility referred to in Section 2.1 hereof.

“Loan Documents” means and collectively refers to this Agreement, the Note, the Guaranties, each Validity and Support Agreement, and any and all agreements, instruments and documents, including, without limitation, notes, guaranties, mortgages, deeds to secure debt, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, and all other written matter whether heretofore, now or hereafter executed by or on behalf of either Borrower or a Guarantor and/or delivered to Lender with respect to this Agreement or with respect to the transactions contemplated by this Agreement.

“Lockbox Bank” means Truist Bank, National Association, or other bank selected by Lender from time to time.

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“Money Borrowed” means (a) Indebtedness arising from the lending of money by any Person to either Borrower; (b) Indebtedness, whether or not in any such case arising from the lending by any Person of money to either Borrower, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (c) Indebtedness that constitutes a Capital Lease Obligation; (d) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (e) Indebtedness of either Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (a) through (c) hereof, if owed directly by either Borrower.

“Net Orderly Liquidation Value” means, with respect to any Inventory, the liquidation proceeds of such Inventory, net of the anticipated liquidation expenses associated therewith, which proceeds may be expected to be realized from an orderly liquidation of such Inventory, as determined by Lender, in its sole discretion, whether based upon an Inventory Appraisal or otherwise.

“Note” means the promissory note of Borrowers executed and delivered to Lender pursuant to Section 2.1 hereof, together with any amendments, modifications and supplements thereto, and any renewals or extensions thereof, in whole or in part, evidencing Loans made under this Agreement.

“OPHSCA” means the Oil Pollution and Hazardous Substances Control Act of 1978, N.C.G.S. § 143-215.75 et seq., as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“OSHA” means the Occupational Safety and Health Act, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“Obligations” means and includes all loans, advances, debts, liabilities, obligations, and covenants and duties owing, arising, due or payable from either Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement, the Note, or under the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ and paralegals’ fees and any other sums chargeable to either Borrower by Lender under this Agreement or the other Loan Documents.

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“Overadvance” means a Loan made by Lender when an Overadvance Condition exists or would result from the making of such Loan.

“Overadvance Condition” means at any date, a condition, such that the principal amount of the Loans outstanding to either Borrower on such date exceeds the amount otherwise available to such Borrower pursuant to Section 2.1 of this Agreement.

“Participant” means any Person, now or any time hereafter, participating with Lender in the Loans by Lender to Borrowers pursuant to this Agreement.

“Payment Intangible” has the meaning assigned thereto under the Code.

“Permitted Liens” means any of the following liens securing any Indebtedness of either Borrower on any of either Borrower’s property, whether now owned or hereafter acquired:

(a) Liens of carriers, warehousers, mechanics and materialmen incurred in the ordinary course of business for sums which are not overdue or which are being actively contested in good faith and with due diligence by appropriate proceedings;

(b) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credits, bids, tenders, statutory obligations, leases and contracts (other than for borrowed funds) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and

(c) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty or which are being actively contested in good faith and with due diligence by appropriate proceedings and which do not in Lender’s judgment adversely affect Lender’s rights or the priority of Lender’s lien in the Collateral, and if reasonably requested by Lender, Borrowers shall establish reserves satisfactory to Lender with respect thereto;

(d) Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not significantly impair the use of such property in the operation of the business of either Borrower or the value of such property for the purpose of either Borrower’s business;

(e) Liens placed upon fixed assets hereafter acquired at the time of, or within ten (10) days after, the acquisition thereof to secure a portion of the purchase price thereof, provided (i) any such lien shall not encumber any other property of either Borrower, and (ii) any such lien shall not exceed one hundred percent (100%) of the purchase price of such fixed assets; and

(f) Liens existing on the date hereof and set forth on Disclosure Schedule A attached hereto.

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“Permitted Purchase Money Indebtedness” means Purchase Money Indebtedness of Borrowers incurred after the date hereof which is secured by a Purchase Money Lien. For purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of Capital Leases shall be computed as a Capital Lease Obligation.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual or a government or political subdivision thereof or any government agency.

“PPP Debt” means Indebtedness (a) in the amount of $344,762 owed by Borrower to Small Business Administration 7(a) lender US Century Bank, and (b) in the amount of $371,944.20 owed by Borrower to Small Business Administration 7(a) lender US Century Bank, pursuant to Title III – Continuing the Paycheck Protection Program and Other Small Business Support of H.R. 133, 15 U.S.C. § 9005 et seq and 13 C.F.R. §§ 120 -121).

“PPP Regulations” means the Paycheck Protection Program and Other Small Business Support of H.R. 133, 15 U.S.C. § 9005 et seq and 13 C.F.R. §§ 120 -121.

“Proceeds” has the meaning assigned thereto under the Code.

“Projections” means Borrowers’ forecasted consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Purchase Money Indebtedness” means and includes all (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

“Purchase Money Lien” means a lien and security interest on fixed assets which secures Purchase Money Indebtedness, but only if such lien and security interest shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such lien and security interest.

“RCRA” means the Resource Conservation and Recovery Act, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“Renewal Term” means any renewal term of this Agreement provided for in Section 10.1 hereof.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA.

“SARA” means the Superfund Reauthorization and Amendments Act of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.

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“Schedule of Accounts” means a Schedule of Accounts in the form specified in Section 9.1 hereof.

“Schedule of Inventory” means a Schedule of Inventory in the form specified in section 9.8 hereof.

“Security” has the meaning assigned thereto under the Code.

“Security Entitlement” has the meaning assigned thereto under the Code.

“Software” has the meaning assigned thereto under the Code.

“Solvent” means, as to any Person, that such Person has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature and owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its debts.

“Subordinated Debt” means Indebtedness owing by either Borrower which is subordinated to the payment of the Obligations upon terms satisfactory to Lender pursuant to a Subordination Agreement or any other agreement executed by the holder of such Indebtedness and Lender in form and substance satisfactory to Lender.

“Subordination Agreements” means those certain Subordination Agreements with respect to the Subordinated Debt, executed and delivered by each of Keeler, Walter Lubkin, Jr., Walter Lubkin, III, Tracy Greco, and John Lubkin, each to Lender pursuant to Section 5.2(c)(xiv) hereof.

“Subsidiary” means any corporation, more than fifty percent (50%) of the outstanding stock having ordinary voting power to elect a majority of the board of directors of which is at the time, directly or indirectly, owned by either Borrower and/or one or more Subsidiaries (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

“Supplemental Documentation” means all agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of accounts, schedules of accounts assigned, mortgages, deeds of trust, certificates of title and other written matter necessary or requested by Lender to perfect and maintain perfected Lender’s security interest in the Collateral and to consummate the transactions contemplated by this Agreement and the other Loan Documents.

“Supporting Obligation” has the meaning assigned thereto under the Code.

“Total Facility” means Five Million Dollars ($5,000,000).

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“Total Outstanding Loans” means, on any date of the determination thereof, the total of all Loans outstanding under this Agreement pursuant to Sections 2.2, Advances Against Eligible Accounts, and 2.3, Advances Against Eligible Inventory of this Agreement.

“Uncertificated Security” has the meaning assigned thereto under the Code.

“Validity and Support Agreement” means each Validity and Support Agreement satisfactory to Lender executed by Keeler, Silvia Alana, and Sobeida Colomer on or about the date of this Agreement or any Person subsequently executing such agreement as approved by Lender.

“Vendor” means a Person that sells In-Transit Inventory to a Borrower.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined have the meanings customarily given them in accordance with Generally Accepted Accounting Principles; provided, however, that, in the event that changes in Generally Accepted Accounting Principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by Borrowers’ certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed defining such accounting terms only from and after such date as Borrowers and Lender shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

1.3 Other Terms. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of North Carolina to the extent the same are used or defined therein.

SECTION 2. TOTAL FACILITY; INTEREST AND FEES.

2.1 Total Facility. Subject to all of the terms and conditions set forth in this Agreement and the other Loan Documents, including those pertaining to the discretionary nature of advances hereunder, Lender shall make a total credit facility available for Borrowers’ use from time to time during the term of this Agreement equal to the lesser of (a) the Total Facility or (b) the sum of (x) the amount available for advances against each Borrower’s Eligible Accounts pursuant to Section 2.2 below and (y) each Borrower’s Eligible Inventory pursuant to Section 2.3 below. All advances made under this Agreement to either Borrower shall be evidenced by the Note and, subject to the provisions of Section 11.3 below, shall be payable upon demand at the interest rate set forth in Section 2.5 hereof. Under the Total Facility, Borrowers may borrow funds from Lender, may make payments thereof to Lender, and may reborrow funds from Lender, all in accordance with the provisions of this Agreement and the other Loan Documents. In addition to the repayment terms described in Section 3.1 hereof, if an Overadvance exists, Borrowers shall immediately upon Lender’s demand therefor pay such excess to Lender.

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2.2 Advances Against Eligible Accounts. Provided there does not then exist a Default or an Event of Default, Borrowers may request, in writing or orally, that Lender advance funds to Borrowers, on a revolving credit basis, based on Borrowers’ Eligible Accounts. Upon receipt of Borrowers’ request, and provided that Lender elects, in its sole discretion, to make such advance of funds hereunder, such advances shall not exceed the lesser of (a) the Total Facility, or (b) the sum of (x) up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrowers’ Eligible Accounts, plus (y) the amounts available pursuant to Section 2.3 below, less (z) such reserves established by Lender pursuant to Section 2.4 hereof. Lender may, in its sole discretion, at any time or times hereafter, increase or decrease the ratio of its advances against Eligible Accounts of Borrowers for any reason Lender shall deem necessary without establishing a custom, and each such increase or decrease shall become effective immediately for purposes of calculating new advances hereunder.

2.3 Advances Against Eligible Inventory. Provided there does not exist a Default or an Event of Default, Borrowers may request, in writing or orally, that Lender advance funds to Borrowers, on a revolving credit basis, based on Borrowers’ Eligible Inventory. Upon receipt of Borrowers’ request, and provided that Lender elects, in its sole discretion, to make such advance of funds hereunder, such advance shall not exceed the least of (a) Two Million Five Hundred Thousand Dollars ($2,500,000), or (b) up to sixty percent (60%) of the value, calculated on the basis of the lower of cost or market, with cost calculated on a first-in, first-out basis, of the Borrowers’ Eligible Inventory, plus up to sixty percent (60%) of the value, calculated on the basis of the lower of cost or market, with cost calculated on a first-in, first-out basis, of the Borrower’s Eligible Intransit Inventory not to exceed the LC Commitment, `less such reserves established by Lender pursuant to Section 2.4 hereof, or (c) up to eighty percent (80%) of the Net Orderly Liquidation Value of Borrowers’ Eligible Inventory, or (d) the principal amount of the Loans outstanding pursuant to Section 2.2 of this Agreement on the date of Borrowers’ request hereunder. Lender may, in its sole discretion, at any time or time hereafter, increase or decrease the ratio of its advances against Eligible Inventory and Eligible Intransit Inventory for any reason Lender shall deem necessary without establishing a custom, and each such increase or decrease shall become effective immediately for purposes of calculating new advances hereunder.

2.4 Reserves. Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender, in its sole discretion, shall deem necessary or appropriate, against the amount of advances under the Total Facility which either Borrower may otherwise request under Sections 2.2 or 2.3 hereof.

2.5 Interest. Subject to the provisions of Section 11.3 below, Borrowers shall pay to Lender interest on the principal amount of the Obligations outstanding at a rate per annum equal to three and three quarters percent (3.75%) above the Base Rate. Interest shall be charged on a minimum loan balance of $1,500,000 regardless of the amount of the Obligations outstanding. All changes in the rate of interest due to a change in the Base Rate shall take effect on the same day on which the Base Rate changes. Interest will be calculated on a daily basis (computed on the basis of actual days elapsed over a year of 360 days) and shall be calculated and be due and payable monthly in arrears on the last day of each month, commencing on the last day of the month hereof. Each Borrower acknowledges and understands that the calculation of interest on the basis of a 360-day year, as opposed to a year of 365 days, results in a higher effective rate of interest hereunder. Each Borrower acknowledges and understands that the foregoing calculations do not take into account the effect of any leap year of 366 days and further acknowledges that the foregoing disclosure comports with its own independent determination of the simple per annum rate of interest on the date hereof.

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2.6 Audit Fees. Borrowers shall jointly and severally pay to Lender an audit fee of $1,000 for each day spent by the auditor employed by Lender in conducting an examination of either Borrower’s books and records and the Collateral plus reasonable and necessary expenses of the auditor to be conducted by Lender or its designees during the Initial Term and any Renewal Term of this Agreement. Lender may increase the daily audit fee set forth in this Section as Lender deems necessary due to increased costs charged by third-party providers of audit services. Audits for which an audit fee is payable by Borrowers shall be conducted no more frequently than quarterly, or, upon the occurrence of an Event of Default, more frequently as Lender may require in its sole discretion; The total audit fees for which Borrowers shall be responsible for a single audit shall not exceed $5,000 absent the occurrence of an Event of Default in which case no limit on audit fees payable by the Borrowers shall apply. Further, Borrowers shall pay to Lender all reasonable and necessary expenses incurred in connection with visits to either Borrower’s locations conducted by any officer of Lender assigned to Borrowers’ account.

2.7 Overadvance Fee. Borrowers shall pay to Lender an overadvance fee of three (3%) per day multiplied by the amount of the Overadvance outstanding on each day divided by thirty (30), in addition to the amount of the Overadvance outstanding on each such day. Such overadvance fee shall be payable monthly in arrears on the last day of each calendar month during the Initial term and each Renewal Term, or, if this Agreement is earlier terminated, for any shorter period for which this Agreement shall be effective. Such overadvance fee shall be payable to Lender as long as any Overadvances are outstanding.

2.8 Annual Facility Fee. Borrowers shall pay to Lender an annual facility fee of (a) Fifty Thousand Dollars ($50,000) which shall be fully earned, due and payable on the first Business Day following the Closing Date, and (b) $25,000 on each anniversary of the Closing Date during the Initial Term and each Renewal Term, and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Annual facility fees shall not accrue after termination of this Agreement pursuant to Section 10.2 or Section 10.3 hereof.

2.9 Unused Line Fee. Borrower shall pay to Lender an unused line fee on the first day of each month during the term of this Agreement in an amount equal to one quarter of one percent (0.25%) per annum times the result of the lesser of (a) Three Million Five Hundred Thousand Dollars ($3,500,000) or (b) the difference obtained by reducing the Total Facility by the Average Total Outstanding Loans that were outstanding during the immediately preceding month.

2.10 Maximum Interest. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Note and charged or collected pursuant to the terms of this Agreement or pursuant to the Note exceed the highest rate permissible under any law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended) which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and Lender shall promptly refund to Borrowers any interest received by Lender in excess of the maximum lawful rate or, if so requested by Borrowers, shall apply such excess to the principal balance of the Obligations. It is the intent hereof that Borrowers not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under applicable law.

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2.11 All Advances to Constitute One Loan. All Loans by Lender to either Borrower under this Agreement and the other Loan Documents shall constitute one general obligation of such Borrower and shall be secured by Lender’s security interest in all of the Collateral granted hereunder or under the other Loan Documents, and by all other security interests, liens, claims and encumbrances heretofore, now, or at any time or times hereafter granted by either Borrower to Lender.

2.12 Loan Proceeds. Each Borrower shall use the proceeds of all Loans made by Lender to Borrowers pursuant to this Agreement for such Borrower’s working capital needs, which uses shall be only for legal and proper corporate or company purposes (duly authorized by such Borrower’s board of directors) which are consistent with all applicable laws and statutes.

2.13 Borrowing Agency Provisions; Joint and Several Obligations; Waiver of Subrogation.

(a) Notwithstanding anything to the contrary herein provided, Coastal hereby irrevocably designates JKCO to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of Coastal, and hereby authorizes Lender to pay over or credit all Loan proceeds hereunder in accordance with the request of JKCO.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth above is solely as an accommodation to Borrowers and at their request. Lender shall not incur any liability to Borrowers as a result thereof. To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all liability, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided in this Agreement, reliance by Lender on any request or instruction from either Borrower or any other action taken by Lender with respect to this Agreement.

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations, by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Lender to either Borrower, failure of Lender to give either Borrower notice of a borrowing or any other notice, any failure of Lender to pursue or preserve its rights against either Borrower, the release by Lender of any Collateral now or thereafter acquired from either Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant hereto is unconditional and unaffected by prior recourse by Lender to any other Borrower or any Collateral for such Borrower’s Obligations or the lack thereof.

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(d) Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against any other Borrower or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrower’s Property (including, without limitation, any Property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until all of the Obligations have been paid in full and this Agreement terminated in writing.

2.14 Telephonic and Electronic Communications. As an accommodation to Borrowers, Lender may permit telephonic or electronic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrowers. Unless Borrowers specifically direct Lender in writing not to accept or act upon telephonic or electronic communications from Borrowers, Lender shall have no liability to either Borrower for any loss or damage suffered by either Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by either Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the person sending it.

SECTION 3. PAYMENTS.

3.1 Payments. All Obligations of either Borrower to Lender shall be repayable at Lender’s address set forth in the preamble of this Agreement or at such other place or places as Lender may designate from time to time. That portion of the Obligations consisting of:

(a) Principal, payable on account of advances made by Lender to either Borrower under this Agreement, shall be payable by Borrowers to Lender immediately upon the earliest of (i) demand therefor, (ii) the termination of this Agreement by Borrowers or Lender pursuant to Sections 10.2 or 10.3 hereof, or (iii) to the extent of any collections with respect to any proceeds of any of the Collateral, on the receipt of said collections;

(b) Interest, payable pursuant to this Agreement or any of the other Loan Documents, shall be due on the earliest of (i) demand therefor, (ii) in arrears on the last day of each month, or (iii) the termination of this Agreement by Borrowers or Lender pursuant to Sections 10.2 or 10.3 hereof;

(c) Costs, fees and expenses payable pursuant to this Agreement or the other Loan Documents shall be payable on demand by Borrowers to Lender or to such other Person designated by Lender in writing; and

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(d) The balance of the Obligations, if any, shall be payable by Borrowers to Lender as and when provided in this Agreement or the other Loan Documents or upon Lender’s demand, whichever is earlier.

With respect to any sums due and payable by Borrowers to Lender pursuant to subsections (b) through (d) above, each Borrower authorizes and directs Lender, at its option, to cause such sums to be paid on the respective due dates by charging the same as an advance made by Lender to Borrowers under this Agreement on Borrowers’ behalf as of such date.

3.2 Handling of Collections of Accounts and Other Proceeds of Collateral.

(a) Borrowers, at their sole cost and expense, shall enforce and collect payments and other amounts owing on all Accounts in the ordinary course of its business subject to the terms hereof. Borrowers agree to direct all Account Debtors to send payments on all Accounts and other proceeds of Collateral directly to the Lender Lockbox, and to include on all of each Borrower’s invoices the address of the Lender Lockbox as the sole address for remittance of payment. All items of payment which are received by Lender in the Lender Lockbox shall be applied to the Obligations in accordance with the provisions of this Agreement.

(b) Notwithstanding the foregoing, in the event either Borrower (or any of their Affiliates, Subsidiaries, stockholders, directors, officers, employees or agents) shall receive any monies, checks, notes, drafts or any other items of payment relating to and/or proceeds of the Collateral, each Borrower agrees to hold such proceeds in trust for Lender and as the property of Lender, separate from such Borrower’s other property and funds, and to send such checks or other items of payment to the Lender Lockbox or deposit such proceeds directly into the Lender Payment Account no later than the first (1st) Business Day following receipt thereof;

(c) Any Credit Card Receipts received by Borrower shall first be deposited by Borrower into a newly established deposit account (other than its operating account) and then sent by Borrower to the Lender Lockbox or deposited by Borrower directly into the Lender Payment Account no later than Friday of each week for all Credit Card Receipts received in the prior seven (7) day period, or at more frequent intervals as required by Lender;

(d) All items of payment which are received by Lender in the Lender Lockbox shall be the sole and exclusive property of Lender and shall be deposited by the Lockbox Bank in the Lender Payment Account for application on account of the Obligations. No checks, drafts or other instruments received by Lender shall constitute final payment to Lender unless and until such instruments have actually been collected. Notwithstanding anything to the contrary herein, each such item or payment shall, solely for purposes of determining the occurrence of an Event of Default, be deemed received upon actual receipt by Lender, unless the same is subsequently dishonored for any reason whatsoever.

(e) For the purpose of computing interest hereunder, all items of payment received by Lender shall be deemed applied by Lender on account of the Loans (subject to final payment of such items) three (3) Business Days after the deposit thereof into the Lender Payment Account.

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3.3 Collections; Lender’s Right to Notify Account Debtors and to Endorse Either Borrower’s Name. Each Borrower hereby authorizes Lender, now and at any time or times hereafter, to (a) open such Borrower’s mail and collect any and all amounts due to such Borrower from Account Debtors; (b) take over such Borrower’s post office boxes or make other arrangements as Lender deems necessary to receive such Borrower’s mail, including notifying the post office authorities to change the address for delivery of such Borrower’s mail to the Lender Lockbox or such other address as Lender may designate; (c) notify any or all Account Debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein; and (d) direct such Account Debtors to make all payments due from them to such Borrower upon the Accounts directly to Lender or to the Lender Lockbox. Each Borrower irrevocably makes, constitutes and appoints Lender, the Lockbox Bank (and all Persons designated by Lender for that purpose) as each Borrower’s true and lawful attorney (and agent-in-fact) to endorse such Borrower’s name on any checks, notes, drafts or any other payment relating to and/or proceeds of the Collateral which comes into Lender’s or the Lockbox Bank’s possession or control, and deposit the same to the Lender Payment Account for application on account of the Obligations. Lender shall promptly furnish Borrowers with a copy of any such notice sent and Borrowers hereby agrees that any such notice, in Lender’s sole discretion, may be sent on either Borrower’s stationary, in which event such Borrower shall co-sign such notice with Lender. Once any notice is given to an Account Debtor to direct payment to Lender or the Lender Lockbox, no Borrower shall give any contrary instructions to such Account Debtor without Lender’s prior written consent.

3.4 Application of Payments and Collections. Each Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of such Borrower, and each Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and to reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender, in its sole discretion, may determine, notwithstanding any entry by Lender upon any of its books and records.

3.5 Statement of Account. Lender shall provide Borrowers with a statement of account on a monthly basis and each statement of account which is delivered by Lender to Borrowers and which relates to the Obligations shall constitute an account stated between Borrowers and Lender, and shall be deemed correct, accurate and conclusively binding upon Borrowers and Lender, unless thereafter waived in writing by Lender or unless, within thirty (30) days after Borrowers’ receipt of such statement, Borrowers deliver to Lender, in the manner set forth in Section 14.3 below, written objection thereto specifying the error or errors, if any, contained in any such statements.

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SECTION 4. SECURITY FOR THE OBLIGATIONS.

4.1 Security for the Obligations. To secure the prompt payment and performance of all of each Borrower’s Obligations to Lender, each Borrower hereby pledges and assigns to Lender and grants to Lender a continuing general security interest in all of its assets, including without limitation, all of the following assets, property and interests in property of each Borrower, whether now owned or existing or at any time hereafter acquired, arising or created by each Borrower, wherever located, including any replacements, additions, accessions or substitutes thereof, including without limitation, the proceeds of insurance relating thereto:

(a)	all Accounts;

(b)	all Certificated Securities;

(c)	all Chattel Paper;

(d)	all Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(e)	all Contract Rights;

(f)	all Deposit Accounts;

(g)	all Documents;

(h)	all Electronic Chattel Paper;

(i)	all Equipment;

(j)	all Financial Assets;

(k)	all Fixtures;

(l)	all General Intangibles, including Payment Intangibles and Software;

(m)	all Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(n)	all Instruments;

(o)	all Intellectual Property;

(p)	all Inventory;

(q)	all Investment Property;

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(r)	all money (of every jurisdiction whatsoever);

(s)	all Letter-of-Credit Rights;

(t)	all Payment Intangibles;

(u)	all Security Entitlements;

(v)	all Software;

(w)	all Supporting Obligations;

(x)	all Uncertificated Securities; and

(y)	to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Lender will not enforce its security interest in either Borrower’s rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Lender, Borrowers will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Lender (and to Lender’s enforcement of such security interest) in such Lender’s rights under such lease or license.

4.2 Other Collateral.

(a) Commercial Tort Claims. Each Borrower shall promptly notify Lender in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Lender, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Lender to grant Lender a first priority perfected security interest in any such Commercial Tort Claim.

(b) Other Collateral. Each Borrower shall promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Lender, promptly execute such other documents, and do such other acts or things deemed appropriate by Lender to deliver to Lender control with respect to such Collateral; promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Lender, promptly execute such other documents, and do such other acts or things deemed appropriate by Lender to deliver to Lender possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Lender; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document and obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of Lender.

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4.3 Guaranties. Pursuant to the Guaranties, each Guarantor shall unconditionally guarantee the payment and performance of all or a portion of the Obligations of each Borrower to Lender.

4.4 Disclosure of Security Interest. Each Borrower shall make appropriate entries upon its financial statements and its books and records disclosing Lender’s security interest in the Collateral.

4.5 Lien Perfection; Supplemental Documentation. Each Borrower hereby authorizes the filing of such UCC-1 financing statements as are required by the Code and agrees to execute, at the reasonable request of Lender, and in form and substance satisfactory to Lender, such financing statements and such other instruments, assignments or documents as Lender may deem necessary or advisable to perfect and maintain Lender’s lien in the Collateral, Borrowers shall pay all charges, expenses and fees Lender may reasonably incur in filing any of such documents, and all taxes relating thereto and shall take such other action as may be required to perfect or maintain Lender’s security interest in the Collateral. Unless prohibited by applicable law, each Borrower hereby irrevocably authorizes Lender to file any such financing statements, including, without limitation, financing statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 4.1. Each Borrower hereby irrevocably makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Borrower’s true and lawful attorney (and agent-in-fact) to sign the name of such Borrower on any of such documents and to deliver the same to such Persons as Lender, in its sole discretion, may elect. Each Borrower ratifies and approves all acts of such attorney and agrees that such power is irrevocable so long as any Obligations of either Borrower are outstanding. Each Borrower also hereby ratifies its authorization for Lender to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

4.6. Inspection. Lender (by any of its officers, employees and agents) shall have the right, at any time or times during Borrowers’ usual business hours, to inspect the Collateral, all records related thereto (and to make extracts from such records), and the premises upon which any of the Collateral is located, to discuss each Borrower’s affairs and finances with any Person and to verify the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral. Lender may at any time and from time to time employ and maintain in each Borrower’s premises a custodian selected by Lender who shall have full authority to do all acts necessary to protect Lender’s interest. All expenses incurred by Lender by reason of the employment of such custodian shall be paid by Borrowers, added to the Obligations and secured by the Collateral.

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4.7 Cross-Collateralization. The Collateral and any other collateral which Lender may at any time acquire from any other source in connection with the Obligations of Borrowers to Lender shall constitute cross-collateral for all Obligations of Borrowers to Lender without apportionment or designation as to particular Obligations, and all Obligations, howsoever and whensoever incurred, shall be secured by all of the Collateral, howsoever and whensoever acquired, and Lender shall have the right, in its sole discretion, to determine the order in which Lender’s rights in or remedies against the Collateral are to be exercised and which types of the Collateral or which portions of the Collateral are to be proceeded against and the order of application of proceeds of the Collateral as against particular Obligations of Borrowers.

SECTION 5. CLOSING; CONDITIONS OF CLOSING.

5.1 Closing. The closing hereunder shall take place at the offices of Carruthers & Roth, P. A., on the date of the execution of the Agreement, or at such other time and place as the parties hereto shall mutually agree.

5.2 Conditions of Initial Loan. Notwithstanding any other provision of this Agreement or any other Loan Document, and without affecting any other rights of Lender under the other sections of this Agreement, Lender shall have no obligation under Section 2.1 of this Agreement to make the initial Loan on the Closing Date unless and until, in addition to each of the conditions set forth in Section 5.3 hereof, the following conditions have been satisfied in a manner satisfactory to Lender and its counsel:

(a) No Injunction, etc. No action, proceeding, investigation, regulation or legislation shall have been instituted or proposed before any court, governmental agency or legislative body to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby, or which, in Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

(b) Governmental Approvals. All necessary approvals, authorizations and consents, if any be required, of all governmental bodies (including courts) having jurisdiction with respect to the Collateral and the transactions contemplated by this Agreement shall have been obtained.

(c) Loan Documentation. Lender shall have received, on or prior to the Closing Date, the following documents, each duly executed and delivered to Lender, and each in form and substance satisfactory to Lender and its counsel.

(i) Note. The duly executed Note;

(ii) Uniform Commercial Code Financing Statements. Copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation necessary to perfect the security interests of Lender in the Collateral and evidence in a form acceptable to Lender that such security interests constitute valid and perfected first priority security interests, subject only to Permitted Liens;

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(iii) Intellectual Property. Duly executed collateral assignments of the Intellectual Property, in form suitable for recordation in the Office of the Commissioner of Patents and Trademarks, the Register of Copyrights and any other office appropriate for the recordation of the General Intangibles, in form and substance satisfactory to Lender and its special counsel;

(iv) Certificate of Secretary or Manager of Each Borrower. Certificates of the Secretary or an Assistant Secretary or Manager of each Borrower certifying (x) that attached thereto is a true and complete copy of the bylaws or operating agreement of each Borrower as in effect on the date of such certification, (y) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors and Shareholders or members of each Borrower, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, and (z) as to the incumbency and genuineness of the signature of each officer of each Borrower executing this Agreement or any of the other Loan Documents;

(v) Articles of Incorporation or Articles of Organization of Each Borrower. Copies of the Articles of Incorporation or Articles of Organization of each Borrower, and all amendments thereto, certified by the Secretary of State of Florida.

(vi) Certificates of Good Standing. Good standing certificates for each Borrower issued by the Secretary of State of Florida and the appropriate official of each other jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification;

(vii) Certificate as to No Default. A certificate signed by an officer or manager of each Borrower, in form and substance satisfactory to Lender and its special counsel, dated as of the Closing Date, certifying that (x) the representations and warranties of each Borrower contained in this Agreement and the other Loan Documents are true, correct and complete as of such date, (y) that each Borrower is on such date in compliance with all of the terms and provisions set forth in this Agreement and the other Loan Documents, and (z) on the Closing Date no Default or Event of Default exists;

(viii) Opinion of Counsel to each Borrower. The favorable written opinion of counsel to each Borrower as to such matters as Lender and its special counsel may reasonably request;

(ix) Insurance. Certified copies or certificates of each Borrower’s casualty insurance policies together with loss payable endorsement on Lender’s standard form of loss payee endorsement naming Lender as loss payee, and certified copies or certificates of each Borrower’s liability insurance policies, together with endorsements naming Lender as an additional insured thereunder;

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(x) Guaranties. The Guaranties duly executed by each Guarantor;

(xi) Disbursement Instructions. Written instructions from each Borrower to Lender as to any sums to be paid out of the proceeds of the initial Loan made pursuant to this Agreement;

(xii) Landlord’s Agreements. Duly executed agreements signed by the landlords, warehousemen, bailees or other Persons in possession of any of the Collateral, waiving their liens and claims in the Collateral, in form and substance satisfactory to Lender and its special counsel;

(xiii) Subordination Agreements. Subordination Agreements, in form and substance satisfactory to Lender duly executed by each of Keeler, Walter Lubkin, Jr., Walter Lubkin, III, Tracy Greco, and John Lubkin, subordinating the payment of the Subordinated Debt to the prior payment in full of the Obligations;

(xiv) Validity and Support Agreements. Validity and Support Agreements duly executed by each of Keeler, Sylvia Alana, and Sobeida Colomer

(xvii) Termination Agreement. A duly executed termination agreement from ACF Finco I, LLP, in form and substance satisfactory to Lender, pursuant to which ACF Finco I, LLP shall agree to terminate its loan documents with Borrowers and release all liens and security interests in any Property of Borrowers upon receipt of payment in full of the Indebtedness for Money Borrowed owing by Borrowers to it;

(xviii) Imported Goods Agreement. The duly executed Imported Goods Agreement; and

(xix) Supplemental Documentation. Such other Supplemental Documentation as Lender or its special counsel shall request.

(d) Availability. Lender shall have determined that immediately after Lender has made the initial Loan and paid all closing costs incurred in connection with the transactions contemplated hereby to be paid on the Closing Date, Availability shall be not less than $400,000.

5.3 Conditions of All Loans. Notwithstanding any other provision of this Agreement or any other Loan Document, and without affecting in any manner the rights of Lender under the other sections of this Agreement, Lender shall have no obligation under Section 2.1 of this Agreement to make any Loan (including the initial Loan) unless and until, in addition to each of the conditions set forth in Section 5.2 hereof, the following conditions have been and continue to be satisfied in a manner satisfactory to the Lender and its counsel:

(a) No Material Adverse Change. There shall not have occurred any material adverse change in the business, financial condition or results of operations of either Borrower or any Guarantor, or any event, condition or state of facts which would be expected materially and adversely to affect the business, financial condition or results of operations of either Borrower or any Guarantor.

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(b) Delivery of Documents. Lender shall have received the originals or copies of all documents required to be delivered to Lender pursuant to the terms of this Agreement and all other reports and information required to be delivered to Lender hereunder.

(c) Representations and Warranties. The representations and warranties contained in Section 6 of this Agreement and the other Loan Documents are and shall continue to be true and correct (except to the extent that they shall be untrue or incorrect solely as a result of occurrences permitted under this Agreement).

(d) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

5.4 Waiver of Conditions. If Lender makes any Loan hereunder prior to the fulfillment of any of the conditions precedent set forth in Sections 5.2 and 5.3 hereof, the making of such Loan shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and each Borrower shall thereafter use its best efforts to fulfill each such condition promptly.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement and to make Loans hereunder, each Borrower makes the following warranties and representations to Lender (each of which shall be deemed to have been reaffirmed on each occasion that such Borrower shall request an and advance from Lender under this Agreement):

6.1 Organization and Power; Subsidiaries. Each Borrower (a) is a corporation or limited liability company duly formed and organized, validly existing and in good standing under the laws of the state of its incorporation or organization; (b) is qualified to do business and is in good standing in every jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified; (c) has the power to own and give a lien on and security interest in the Collateral and to engage in the transactions contemplated hereby; (d) has the full power, authority and legal right to execute and deliver this Agreement and the other Loan Documents and to perform and observe the terms and provisions thereof. Neither Borrower has a Subsidiary.

6.2 Executive Offices, Names. Disclosure Schedule B attached hereto sets forth (a) each Borrower’s name as it appears in the official filing in the state of its incorporation or organization, (b) the type of entity of each Borrower, (c) the organizational identification number issued by each Borrower’s state of incorporation or organization or a statement that no such number has been issued, (d) each Borrower’s state of incorporation or organization, and (e) the location of each Borrower’s chief executive office, corporate or company offices, warehouses, other locations of Collateral and locations where all records with respect to any of the Collateral are kept. Except as set forth in Disclosure Schedule B, none of the locations set forth in the preceding clause (e) have changed during the preceding one (1) year, and no Borrower, during the preceding five (5) years, has been known as or has used any other names or trade names. Each Borrower has only one state of incorporation or organization.

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6.3 Litigation; Government Regulation. Except as set forth in Disclosure Schedule C attached hereto, there are no actions, suits or proceedings pending or, to the knowledge of each Borrower, threatened against or affecting either Borrower at law or in equity before any court or administrative officer or agency which might result in a material adverse change in the business or financial condition of either Borrower or impair either Borrower’s ability to perform its obligations under the Loan Documents. No Borrower is in violation of or in default under any applicable statute, rule order, decree, writ, injunction or regulation of any governmental body, including, without limitation, any Environmental Law, where such violation would have a material adverse effect upon the Collateral, or either Borrower’s business, property, assets, operations or condition, financial or otherwise.

6.4 Taxes. No Borrower is delinquent in the payment of any taxes which have been levied or assessed by any governmental authority against it or its assets, except to the extent such taxes are being actively contested in good faith by appropriate proceedings and with due diligence by such Borrower. Each Borrower has timely filed all tax returns which are required by law to be filed, and has paid all taxes shown on said returns and all other assessments or fees levied upon each Borrower or upon its properties to the extent that such taxes, assessments or fees have become due, except such amounts thereof as are being contested in good faith and for which adequate provision has been made for such payment. To the knowledge of the officers of each Borrower, no material controversy with respect to income taxes is pending or threatened.

6.5 Enforceability of Loan Documents; Compliance with Other Instruments. The Loan Documents are the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms. No Borrower is subject to any corporate or company restriction or to any order, rule, regulation, writ, injunction or decree of any court or governmental authority or to any statute which materially and adversely affects its business, property, assets or financial condition. No Borrower is in default with respect to any indenture, loan agreement, mortgage, lease, deed or similar agreement related to the borrowing of monies to which either Borrower is a party or by which it is bound. Neither the execution, delivery or performance of the Loan Documents, nor either Borrower’s compliance therewith: (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under (i) the Certificate or Articles of Incorporation, Articles of Organization, Bylaws, or Operating Agreement of either Borrower, (ii) any law, order, writ, injunction or decree of any court or governmental authority, or (iii) any agreement or instrument to which either Borrower is a party or by which either Borrower or the Collateral is bound or (b) results or will result in the creation or imposition of any lien, charge or encumbrance upon the Collateral pursuant to any such agreement or instrument, except the liens and security interests created, or as permitted by, the Loan Documents.

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6.6 Governmental Authorization. No authorization, consent or approval of any governmental authority is required for the execution, delivery and performance of the Loan Documents or the consummation of the transactions contemplated thereby. Each Borrower has, and is in good standing with respect to, all governmental approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct its business as heretofore conducted and to own or lease and operate its properties as now owned or leased by it. None of such approvals, permits, certificates, consents, or franchises contains any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrowers.

6.7 Event of Default. No event has occurred and is continuing which constitutes an Event of Default or would constitute such an Event of Default after notice or lapse of time or both.

6.8 Full Disclosure. None of the Loan Documents, nor any statements furnished by or on behalf of either Borrower or any Guarantor to Lender in connection with the Loan Documents, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. To the best of each Borrower’s knowledge, there is no fact which either Borrower has not disclosed to Lender in writing which materially affects adversely the Collateral, other assets, business, profits or conditions (financial or otherwise) of either Borrower or the ability of either Borrower to perform its Obligations.

6.9 Financial Statements. All financial statements of each Borrower and any Guarantor delivered to Lender have been prepared in accordance with Generally Accepted Accounting Principles, contain no misstatement or omission, and fairly present the financial position, assets and liabilities of each Borrower and each Guarantor as of the respective dates thereof and the results of operations for the respective periods then ended. Since the respective dates of the last of such financial statements, there has been no material adverse change in the assets, liabilities or financial position of either Borrower or Guarantor or in the results of their respective operations, and neither either Borrower nor Guarantor has incurred any obligation or liability which would materially and adversely affect its business operations or the Collateral, other than trade payables arising in the ordinary course of business.

6.10 Title to Assets. Each Borrower has good, indefeasible and merchantable title to and ownership of the Collateral and all of its other assets, including without limitation, the assets reflected in the financial statements free and clear of all liens, claims, security interests and encumbrances except those in favor of Lender and Permitted Liens.

6.11 Solvency. Each Borrower is now and, after giving effect to the initial Loan to be made hereunder, at all times will be, Solvent.

6.12 Use of Proceeds. Each Borrower’s use of the proceeds of any Loans made by Lender to such Borrower pursuant to this Agreement are, and continue to be, legal and proper corporate or company uses (duly authorized by its Board of Directors or members) and such uses are consistent with all applicable laws and statutes, as in effect as of this date hereof.

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6.13 Trade Relations. To the best of each Borrower’s knowledge following diligent inquiry, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of either Borrower or any customer or any group of customers whose purchases individually or in the aggregate are material to the business of either Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially adversely affect either Borrower or prevent either Borrower from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

6.14 Assets for Conduct of Business. Each Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks, trade names and other Intellectual Property to conduct its business as heretofore conducted and all such licenses, patents, patent applications, copyrights, trademarks, trade names and other Intellectual Property are listed on Disclosure Schedule D attached hereto and made a part hereof.

6.15 Deposit Accounts. Disclosure Schedule E sets forth all of the Deposit Accounts maintained by Borrowers, including the complete account number, the bank or financial institution at which the Deposit Account is located, and a description of the purpose of the Deposit Account.

6.16 Reaffirmation. Each request for a Loan made by either Borrower pursuant to this Agreement or any of the other Loan Documents shall constitute (i) an automatic representation and warranty by each Borrower to Lender that there does not then exist any Default or Event of Default and (ii) a reaffirmation as of the date of said request that all of the representations and warranties of each Borrower contained in this Agreement and the other Loan Documents are true in all material respects except for any changes in the nature of Borrowers’ business or operations that would render the information contained in any Disclosure Schedule attached hereto either inaccurate or incomplete, so long as Lender has consented to such changes or such changes are expressly permitted by this Agreement or such representation and warranty is made as of a specific date.

6.17 Survival of Representations and Warranties. Each Borrower covenants, warrants and represents to Lender that all representations and warranties of each Borrower contained in this Agreement or any of the other Loan Documents shall be true at the time of each Borrower’s execution of this Agreement and the other Loan Documents, and shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 7. AFFIRMATIVE COVENANTS.

Until payment in full of all Obligations of Borrowers to Lender, each Borrower covenants and agrees that, unless Lender consents in writing, each Borrower will:

7.1 Repayment of Obligations. Repay the Obligations according to the terms of this Agreement and the other Loan Documents.

7.2 Performance Under Loan Documents. Perform all Obligations required to be performed by it under the terms of this Agreement and the other Loan Documents and any other agreements now or hereafter existing or entered into between either Borrower and Lender.

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7.3 Financial and Business Information as to Each Borrower. Deliver to Lender with respect to each Borrower:

(a) Within twenty-five (25) days after the close of each month, beginning with the current month ending, a consolidated and consolidating balance sheet of Borrowers as of the close of each month, and consolidated and consolidating statements of income and retained earnings for that portion of the fiscal year to date then ended, in such detail as Lender may reasonably request, prepared in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with that of the preceding period or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of each Borrower;

(b) Within ninety (90) days after the close of the fiscal year of Borrowers, beginning with the current fiscal year: (i) balance sheet of each Borrower as of the close of such fiscal year and statements of income and retained earnings and cash flows for the fiscal year then ended, prepared in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with the preceding year or containing disclosure of the effect on financial position or results or operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon, containing an unqualified opinion, without scope limitations imposed by Borrower, from a firm of independent certified public accountants selected by Borrowers and acceptable to Lender in its sole discretion, accompanied by such accountant’s “management letter” to Borrowers and such supporting financial information and schedules as Lender may reasonably request; (ii) a certificate from the independent certified public accountants that in making their examination of the financial statements of Borrowers, they obtained no knowledge of the occurrence or existence of any Default or Event of Default, or a statement specifying the nature and period of existence of any such condition or event disclosed by their examination; and (iii) a certificate from an officer of each Borrower certifying to Lender that to the best of his knowledge, such Borrower has kept, observed, performed and fulfilled each and every covenant, obligation and agreement binding upon such Borrower contained in this Agreement or the other Loan Documents, and that no Default or Event of Default has occurred or specifying any such Default or Event of Default;

(c) Beginning with the current month ending, (i) within seven (7) days after the close of each month, beginning with the current month ending, (i) a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed and (ii) within twenty (20) days after the close of each month, a detailed aged trial balance of all payables of each Borrower existing as of the last day of the preceding month, specifying the names, addresses, face values, and due date for each invoice to each creditor so listed;

(d) Within ten (10) days after the close of each month beginning with the current month ending, or from time to time at intervals designated by Lender, inventory reports in form and detail satisfactory to Lender.

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(e) From time to time at intervals designated by Lender, but no less often than every ninety (90) days, evidence satisfactory to Lender of the timely payment or deposit by each Borrower of all Employment Taxes;

(f) Immediately upon issuance, each report which either Borrower shall from time to time render to its stockholders;

(g) From time to time at intervals designated by Lender, but no less often than every ninety (90) days, a complete list of Borrowers’ customers, in form and substance satisfactory to Lender;

(h) No later than thirty (30) days prior to the end of each fiscal year of Borrowers, Projections for the forthcoming fiscal year, by monthly period;

(i) From time to time at intervals designated by Lender, but not less than weekly, a form of collateral assignment satisfactory to Lender in its sole discretion accompanied by temperature logs acceptable to Lender it its sole discretion which evidence the temperature of all freezers and coolers for all such times which any Inventory is stored and/or transported therein; and

(j) Upon Lender’s written request, such other information about the Collateral or the financial condition and operations of either Borrower as Lender may from time to time reasonably request.

7.4 Corporate Or Company Existence and Maintenance of Properties. Maintain and preserve its corporate or company existence and all rights, privileges and franchises now enjoyed; conduct its business in an orderly, efficient and customary manner; and keep its properties in good working order and condition, and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties are obsolete or are being replaced) so that the efficiency of such property shall be fully maintained and preserved. In addition to and cumulative with any other requirements imposed on either Borrower with respect to insurance in any other Loan Documents, each Borrower shall maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity. Each Borrower shall file with Lender upon its request a detailed list of such insurance then in effect, and within thirty (30) days after notice in writing from Lender, obtain such additional insurance as Lender may reasonably request. Each Borrower shall file or cause to be filed in a timely manner all reports, applications, estimates and licenses which shall be required by any governmental authority and which, if not timely filed, would have a material adverse effect on any Borrower or the Collateral.

7.5 Payment of Indebtedness; Performance of Other Obligations. Pay all Indebtedness for borrowed money at maturity, all taxes, assessments and other governmental charges (including without limitation payment or deposit of all Employment Taxes) which may be levied or assessed upon either Borrower or the Collateral when due and all other indebtedness in accordance with customary trade practices, and comply with all acts, laws, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of either Borrower’s business; provided, however, that such Borrower may in good faith, by appropriate proceedings and with due diligence contest any such obligations, acts, rules, regulations, orders and directions that do not in Lender’s judgment materially adversely affect the value of the Collateral or the priority of Lender’s lien in the Collateral, and if requested by Lender, shall establish reserves reasonably satisfactory to Lender. Each Borrower shall also observe and remain in compliance with the covenants and conditions of all agreements and instruments to which either Borrower is a party.

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7.6 Maintenance of Books and Records. Maintain adequate books, accounts and records, and prepare all financial statements under this Agreement in accordance with Generally Accepted Accounting Principles and in compliance with the regulations of any governmental regulatory body having jurisdiction over either Borrower.

7.7 Notices to Lender. Notify Lender in writing in no event later than three (3) days after the occurrence thereof: (a) of the commencement of any litigation affecting either Borrower or any of its properties, whether or not the claim is considered by such Borrower to be covered by insurance, and of the institution of any administrative proceeding, in either case, which may materially and adversely affect such Borrower’s operations, financial condition, properties or business or Lender’s security interest in any of the Collateral; (b) promptly after any Borrower’s learning thereof, of any labor dispute to which either Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (c) promptly after either Borrower’s learning thereof, of any material default by either Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness of either Borrower; (d) promptly after the occurrence thereof, of any Event of Default; and (e) promptly after the rendition thereof, of any judgment rendered against either Borrower.

7.8 Maintenance of Insurance. Maintain and pay for insurance upon all Collateral covering such risks and in such amounts and with such insurance companies as shall be reasonably satisfactory to Lender, and deliver such certificates of insurance to Lender with satisfactory Lender’s Loss Payable Endorsements naming Lender as loss payee thereunder. Each policy of insurance shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Lender before any cancellation of the policies for any reason whatsoever and a clause that the interest of Lender shall not be impaired or invalidated by any act or neglect of either Borrower or the owner of the property nor by the occupation of the premises wherein such property is located for purposes more hazardous than are permitted by said policy. Each Borrower hereby agrees to direct all insurers under such policies of insurance on the Collateral to pay all proceeds payable thereunder directly to Lender. Each Borrower hereby irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as each Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of either Borrower on any check, draft, instrument or other item or payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. If either Borrower fails to obtain and maintain any of the policies of insurance or to pay any premium in whole or in part, then Lender may, at Borrowers’ expense, without waiving or releasing any obligations or default by either Borrower hereunder, procure the same, but shall not be required to do so. All sums so disbursed by Lender, including reasonable attorney’s fees, court costs, expenses and other charges related thereto, shall be payable on demand by Borrowers to Lender and shall be additional Obligations hereunder secured by the Collateral. Each Borrower shall deliver to Lender, promptly as rendered, true copies of all monthly reports made in any reporting forms to insurance companies. Each Borrower shall maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies of such types (including, but not limited to, liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the case of a Person in the same or similar business. Not less than thirty (30) days prior to the expiration date of the insurance policies required to be maintained by Borrowers hereunder, each Borrower shall deliver to Lender one or more certificates of insurance evidencing renewal of the insurance coverage required hereunder plus such other evidence of payment of premiums therefor as Lender may request.

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7.9 Maintenance of Books and Records; Inspection. Maintain adequate books, accounts and records, and prepare all financial statements, required under this Agreement in accordance with Generally Accepted Accounting Principles and in compliance with the regulations of any governmental regulatory body having jurisdiction over it. Each Borrower shall permit any representative of Lender to visit and inspect any of the properties of either Borrower, to examine all books of accounts, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts of either Borrower with its officers, employees and independent public accountants (and by this provision each Borrower authorizes said accountants to discuss the finances and affairs of either Borrower with Lender and its agents), all at such reasonable times as often as may be reasonably requested.

7.10 Comply with ERISA. At all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any employee benefit plan; promptly after the filing thereof, furnish to Lender copies of any annual report required to be filed under ERISA in connection with each employee benefit plan; not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any employee benefit plan that could result in liability to the Pension Benefit Guaranty Corporation; notify Lender as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any employee benefit plan which either Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer such plan; and furnish to Lender upon Lender’s request, such additional information about any employee benefit plan as may be reasonably requested.

7.11 Comply With Environmental Laws. At all times comply with all Environmental Laws and all other federal, state and local statutes, laws, ordinances, rules, regulations, orders or decrees relating to Environmental Laws.

7.12 Landlord and Storage Agreements. Provide Lender with copies of all agreements between any Borrower and any landlord or warehouseman which owns any premises at which any Inventory or other Collateral may, from time to time, be kept.

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7.13 Subordinations. Provide Lender with a debt subordination agreement, in form and substance satisfactory to Lender, executed by the Borrowers and any Person who is an officer, director or Affiliate of such Borrower to whom such Borrower is or hereafter becomes indebted for money borrowed, subordinating in right of payment and claim all such Indebtedness and any future advances thereon to the full and final payment and performance of the Obligations.

7.14 Further Assurances. At Lender’s request, promptly execute or cause to be executed and deliver to Lender any and all documents, instruments and agreements deemed necessary by Lender to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, if any of the Accounts arises out of a contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, each Borrower shall promptly notify Lender thereof in writing and shall execute any instruments and take any other action required or requested by Lender to comply with the provisions of the Federal Assignment of Claims Act.

SECTION 8. NEGATIVE COVENANTS.

Until payment in full of all Obligations of Borrowers to Lender, each Borrower covenants and agrees that, unless Lender consents in writing, no Borrower will:

8.1 Merger and Dissolution. Liquidate or dissolve, or enter into any consolidation, merger, syndicate or other combination or sell, lease or dispose of either Borrower’s business or assets as a whole or such part as in the opinion of Lender constitutes a substantial portion of either Borrower’s business or assets.

8.2 Acquisitions. Acquire the business or all or a substantial portion of the assets of any Person, whether by purchase of stock, assets or otherwise.

8.3 Total Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur or suffer to exist, any Indebtedness, except: (a) Obligations owing to Lender; (b) Subordinated Debt or Indebtedness of any Subsidiary to either Borrower; (c) unsecured accounts payable to trade creditors which are not aged more than one hundred twenty (120) days from billing date and current operating expenses (other than for money borrowed) which are not more than sixty (60) days past due, in each case incurred in the normal course of business and paid within such time period, unless the same is actively being contested in good faith and by appropriate and lawful proceedings and such Borrower shall have set aside such reserves, if any, with respect thereto as are required by Generally Accepted Accounting Principles and deemed adequate by such Borrower and its independent public accountants; (d) Permitted Purchase Money Indebtedness; (f) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; (g) Indebtedness not included in paragraphs (a) through (f) above which does not exceed at any time, in aggregate, the sum of $10,000; and (h) PPP Debt, provided that Borrower complies with the following:

(a) Borrower shall disburse all PPP Debt funds within the ‘covered period’ (as defined by 15 U.S.C. § 9005, as amended by § 306 of Title III of H.R. 133) applicable to such PPP Debt;

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(b) Borrower shall comply with all obligations, requirements and conditions included in the PPP Regulations, including without limitation the conditions to obtaining loan forgiveness of the PPP Debt;

(c) Borrower shall fully comply with and honor all certifications made by Borrower in any application and supporting documentation submitted by Borrower in conjunction with obtaining the PPP Debt; and

(d) The occurrence of a default or an event of default under any agreement related to the PPP Debt shall be an Event of Default under this Agreement.

8.4 Liens and Encumbrances. Create, assume or suffer to exist any encumbrance or other lien (including a lien of attachment, judgment or execution) or security interest (including the interest of a conditional seller of goods), securing a charge or obligations, on or of any of its property, real or personal, whether now owned or hereafter acquired, except the liens and security interest in favor of Lender created by this Agreement and the other Loan Documents and Permitted Liens.

8.5 Disposition of Assets. Sell, lease, transfer, convey or otherwise dispose of the assets or property, except for sales of Inventory to the extent expressly permitted in the ordinary course of business and except by a supplement to this Agreement.

8.6 Transactions with Related Persons. Directly or indirectly, make any loan or advance, or purchase, assume or guarantee any note to or from any of its officers, directors, stockholders or Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or Affiliates, or subcontract any operations to any Affiliate, except for travel or other reasonable expense advances to employees in the ordinary course of business; or enter into, or be a party to, any transaction with any Affiliate or stockholder of either Borrower, except in the ordinary course of and pursuant to the reasonable requirements of either Borrower’s business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to such Borrower than such Borrower would obtain in a comparable arm’s length transaction with a Person not an Affiliate or stockholder of such Borrower.

8.7 Restricted Investment. Make any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, whether by acquisition of stock, indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise, except for travel or other reasonable expense advances to employees in the ordinary course of business.

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8.8 Restrictions on Dividends. Declare or pay any dividends (other than dividends payable solely in its own stock) upon any of its stock, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of its stock, or make any distribution of cash, property or assets among the holders of shares of its stock, or make any material change in its capital structure; provided, however, that if either Borrower is eligible and makes a valid and timely election to be taxed as an S corporation under the Internal Revenue Code of 1986, as amended, such Borrower may pay dividends in any year in an amount not to exceed the amount obtained by multiplying such Borrower’s taxable income for the portion of such taxable year for which such Borrower is an S corporation, times a percentage which shall be the sum of the maximum federal or state income tax rates then applicable to either an individual taxpayer or a C corporation, whichever tax rate is lower.

8.9 Guaranties. Guarantee or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person except (a) its Affiliate’s obligations or liabilities to Lender and by (b) endorsement of instruments or items of payment for deposit to the general account of either Borrower or for delivery to Lender on account of the Obligations.

8.10 Change of Incorporation or Organization. Change (a) its name as it appears in official filings in such Borrower’s state of incorporation or organization, (b) its chief executive office, corporate or company offices, warehouses or other Collateral locations, or location of its records concerning any of the Collateral, (c) the type of legal entity that it is, (d) its organization identification number, if any, issued by its state of incorporation or organization, or (e) its state of incorporation or organization, in each instance without giving Lender thirty days prior written notice thereof and taking all actions deemed necessary or appropriate by Lender to continuously protect and perfect Lender’s Liens upon the Collateral.

8.11 Subordinated Debt. Make, or permit any Subsidiary to make, any prepayment of any part or all of any Subordinated Debt; or otherwise repurchase, redeem or retire any instrument evidencing any such Subordinated Debt prior to maturity; or enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to any Subordinated Debt.

8.12 Fiscal Year. Change its fiscal year.

8.13 Sale and Leasebacks. Enter into any arrangement with any Person providing for the leasing by either Borrower of any asset which has been sold or transferred by either Borrower to such Person.

8.14 New Business. Engage in any business other than the business in which either Borrower is currently engaged or a business reasonably related thereto or make any material change in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Obligations.

8.15 Subsidiaries. Create any Subsidiary or transfer any assets to a Subsidiary.

8.16 Transactions Affecting the Collateral. Enter into any transaction which materially and adversely affects the Collateral or either Borrower’s ability to repay any Indebtedness or permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, other than discounts and allowances in the ordinary course of business which shall be reflected in the Schedule of Accounts submitted to Lender pursuant to Section 9.1.

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8.17 New Deposit Accounts. Establish any Deposit Accounts of any kind with any financial institution (other than the Deposit Accounts set forth on Disclosure Schedule E attached hereto).

8.18 Financial Covenants. Fail to comply with any of the following financial covenants:

(a) Cash Flow. Permit Cash Flow be less than the amount set forth below for the period corresponding thereto:

Trailing Three Months

Period	Amount

Period of three consecutive
fiscal months ending
March 31, 2021	$(75,000)

Period of three consecutive
fiscal months ending
April 30, 2021	$(5,000)

Period of three consecutive
fiscal months ending
May 31, 2021	$25,000

Period of three consecutive
fiscal months ending
June 30, 2021	$50,000

Period of three consecutive
fiscal months ending
July 31, 2021	$75,000

Period of three consecutive
fiscal months ending
August 31, 2021	$100,000

Period of three consecutive
fiscal months ending
September 30, 2021	$100,000

Period of three consecutive
fiscal months ending
October 31, 2021	$100,000

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Period	Amount

Period of three consecutive
fiscal months ending
November 30, 2021	$100,000

Period of three consecutive
fiscal months ending
December 31, 2021	$100,000

(c) Compensation Limitation. Permit the combined salaries and all other direct and indirect remuneration, including professional and management fees and expenses, to be paid to officers, and members of their immediate families who are not full-time employees of a Borrower, to exceed $535,000.00 for the fiscal year ending December 31, 2021, or one hundred ten percent (110%) of all such salary and other direct and indirect remuneration paid during the previous fiscal year and for each fiscal year thereafter.

(d) Capital Expenditures. Make any Capital Expenditure if, after giving effect to such Capital Expenditure, the aggregate amount of all such Capital Expenditures made by Borrowers shall exceed the sum of $50,000 during any fiscal year.

(e) Leases. Become a lessee under any operating lease (other than a lease under which either Borrower is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease would exceed $100,000. The term “Rentals” means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

SECTION 9. PROVISIONS WITH RESPECT TO THE COLLATERAL AND ENVIRONMENTAL LAWS.

9.1 Assignments, Records and Schedules of Accounts. From time to time at intervals designated by Lender, each Borrower shall provide Lender with Schedules of Accounts describing all Accounts created or acquired by such Borrower and shall execute and deliver written assignments of such Accounts to Lender; provided, however, that no Borrower’s failure to execute and deliver such Schedules of Accounts or assignments shall affect or limit Lender’s security interest or other rights in and to any Accounts. If requested by Lender, each Borrower shall furnish Lender with copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request.

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9.2 Account Warranties and Representations. With respect to its Accounts, each Borrower represents and warrants to Lender that Lender may rely, in determining which Accounts listed on any Schedule of Accounts are Eligible Accounts, on all statements or representations made by either Borrower on or with respect to any such Schedule of Accounts, and, unless otherwise indicated in writing by either Borrower, that each Account listed on the Schedule of Accounts: (a) will be owned by such Borrower free and clear of any liens, claims or encumbrances except those in favor of Lender and will cover a bona fide sale and delivery of Inventory usually dealt in by such Borrower, or the rendition by such Borrower of services, to an Account Debtor in the ordinary course of business; (b) will be genuine and in all respects what it purports to be, will not be evidenced by an instrument or document, or if so, will only be evidenced by one original instrument or document which has been duly delivered to Lender; (c) will be for a liquidated amount maturing as stated in the Schedule of Accounts and in the duplicate invoice covering said sale; (d) there are no discounts, allowances, claims, setoffs, counterclaims or disputes of any kind or description existing or asserted with respect thereto except as may be stated in the Schedule of Accounts and in the duplicate invoice covering said sale; (e) there are, to the best of such Borrower’s knowledge, no facts, events or occurrences which would in any way impair the validity or enforcement thereof; (f) the goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any lien, claim, encumbrance or security interest except those held by Lender; and (g) to the best of such Borrower’s knowledge, each Person obligated on an Account is Solvent and will continue to be fully able to pay all Accounts on which it is obligated in full when due. If any warranty is breached as to any Account, or if any Account is not paid in full within ninety (90) days of its invoice date, then Lender may deem ineligible any or all Accounts owing by that Account Debtor, but Lender shall retain its security interest in all Accounts, eligible and ineligible, until all Obligations of Borrowers to Lender have been paid and satisfied in full.

9.3 Verification of Accounts. Any of Lender’s officers, employees, or agents shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise.

9.4 Notice Regarding Disputed Accounts. In the event any amounts due and owing in excess of $5,000 are in dispute between any Account Debtor and either Borrower (which shall include, without limitation, any dispute in which an offset, claim or counterclaim may result), such Borrower shall notify Lender of the same immediately, explaining in detail the reason for the dispute, all claims relating thereto and the amount in controversy.

9.5 Inventory Warranties and Representations. With respect to its Inventory, each Borrower represents and warrants to Lender that Lender may rely on all statements or representations made by such Borrower on or with respect to any such Schedule of Inventory, and, unless otherwise indicated in writing by such Borrower, that all Inventory listed on the Schedule of Inventory: (a) will be located on the premises listed in Disclosure Schedule A attached hereto; (b) shall not at any time be stored with a bailee, warehouseman or similar party without Lender’s prior written consent, and if Lender has given such consent, such Borrower will concurrently therewith cause any such bailee, warehouseman or similar party to issue and deliver to Lender in form and substance acceptable to Lender, warehouse receipts therefor in Lender’s name; and (c) will be new Inventory of good and merchantable quality, free from defects. If any warranty or representation is breached as to any Inventory, then, without waiving any Event of Default, Lender may deem such Inventory ineligible, but Lender shall retain its security interest in all Inventory until all Obligations of Borrowers to Lender have been paid and satisfied in full.

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9.6 Sale and Safekeeping of Inventory. Until an Event of Default occurs, Borrowers may sell Inventory in the ordinary course of their business (which does not include a transfer in partial or total satisfaction of Indebtedness). Borrowers shall be responsible for the safekeeping of Inventory, and in no event shall Lender have any responsibility for: (a) any loss or damage to Inventory or destruction thereof occurring or arising in any manner or fashion from any cause; (b) any diminution in the value of Inventory; or (c) any act or default of any carrier, warehouseman, bailee or forwarding agency thereof or other Person in any way dealing with or handling Inventory.

9.7 Records and Schedules of Inventory. Borrowers shall keep correct and accurate daily records, itemizing and describing the kind, type, location, quality and quantity of Inventory. Borrowers’ cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto, and shall furnish to Lender within fifteen (15) days of the close of each month or from time to time at reasonable intervals designated by Lender, a current Schedule of Inventory based upon its most recent physical inventory and its inventory records. Borrowers shall conduct a physical inventory no less than annually, and more often if reasonably requested by Lender, and shall furnish to Lender such other documents and reports as Lender shall request with respect to the Inventory.

9.8 Returns of Inventory. If any Account Debtor returns any Inventory to either Borrower after shipment thereof, and such return generates a credit in excess of $5,000 in the aggregate, on any Account or Accounts of such Account Debtor, Borrowers shall notify Lender of the same immediately, specifying the reason for such return, the amount of such credit and the location and condition of the returned Inventory.

9.9 Lender’s Payment of Employment Taxes or Claims Asserted Against the Collateral. Lender may, in its sole discretion, without waiving or releasing any obligation, liability or duty of either Borrower under this Agreement or the other Loan Documents, or any Event of Default, (a) pay any Employment Taxes or any part thereof or establish such reserves as Lender may deem necessary to satisfy the liability of the Employment Taxes, if either Borrower fails to make any payment or deposit of Employment Taxes when due or fails to furnish evidence to Lender of the payment or deposit thereof as required by Section 7.3(d) of this Agreement, and (b) pay, acquire and/or accept an assignment of any security interest, lien, claim or encumbrance asserted by any Person against the Collateral at any time or times hereafter. All sums paid by Lender in respect thereof and all costs, fees and expenses, including, without limitation, attorneys’ fees, court costs, expenses and other charges relating thereto, which are incurred by Lender on account thereof, shall be payable, upon demand, by Borrowers to Lender and shall be additional Obligations hereunder secured by the Collateral. Nothing contained in this Agreement shall obligate Lender to pay the Employment Taxes or any claim, lien or encumbrance asserted against the Collateral, nor shall any such payment by Lender or the establishment of any reserve constitute an agreement by Lender to take any further or similar action in the future.

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9.10 Maintenance of Equipment. Each Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacement thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved. No Borrower shall permit any such items to become a fixture to real estate or accessions to other personal property.

9.11 Evidence of Ownership of Equipment. Each Borrower, immediately on demand therefor by Lender, shall deliver to Lender any and all evidence of ownership, if any, of any of the Equipment (including, without limitation, certificates of title and applications for title).

9.12 Records and Schedules for Equipment. Each Borrower shall maintain accurate, itemized records itemizing and describing the kind, type, quality, quantity and book value of the Equipment and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Lender.

9.13 Dispositions of Equipment. No Borrower will sell, lease, or otherwise dispose of any Equipment or any part thereof without the prior written consent of Lender.

9.14 Environmental Laws. With respect to Environmental Laws, each Borrower represents, warrants and covenants as follows:

(a) Borrowers shall jointly and severally indemnify and hold Lender and its directors, officers, shareholders and employees harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including clean-up costs), judgments and expenses (including attorneys’, consultants’, or experts’ fees and expenses) of every kind and nature suffered by or asserted against Lender as a direct or indirect result of any warranty or representation made by either Borrower in this Agreement being false or untrue in any material respect or any requirement under any Environmental Law, which requires the elimination or removal of any Hazardous Materials by Lender, either Borrower or any transferee of either Borrower or Lender;

(b) Each Borrower shall promptly, but in no event later than ten (10) days after receipt, transmit to Lender copies of any citations or other notices of violations of any Environmental Law received by such Borrower;

(c) Without limitation of Lender’s rights under this Agreement, Lender shall have the right, but not the obligation, at any time after and during the continuance of any Event of Default, to enter onto the properties of each Borrower or to take such other actions as it deems necessary or advisable to clean up, remove, resolve or minimize the impact of, or otherwise deal with, any of the events for which Borrowers have agreed to jointly and severally indemnify Lender pursuant to Section 9.14(a) above. All reasonable costs and expenses incurred by Lender in the exercise of any such right shall constitute part of the Obligations under this Agreement and shall be secured by the Collateral and shall be payable by Borrowers upon demand; and

(d) Borrowers’ joint and several Obligations under this Section 9.14 shall continue, survive and remain in full force and effect notwithstanding payment in full of the Obligations and the termination of this Agreement.

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SECTION 10. TERM OF AGREEMENT.

10.1 Term. Subject to Lender’s right to cease making advances to either Borrower under this Agreement at any time, the provisions of this Agreement shall continue in full force and effect until three (3) years from the last day of the month of the date of this Agreement (“Initial Term”), and this Agreement shall automatically renew itself for one (1) year periods thereafter (“Renewal Terms”), unless terminated as provided in Section 10.2 or 10.3 below. Notwithstanding any term herein to the contrary or any other term in any of the other Loan Documents, each Borrower and Lender agree that all Obligations hereunder shall be payable in accordance with Section 3.1.

10.2 Borrowers’ Right to Terminate. Borrowers may terminate the financing arrangements under this Agreement and the other Loan Documents:

(a) at the end of the Initial Term or any Renewal Term that may be in effect (the “Stated Termination Date”), by giving Lender written notice of such termination, in the manner set forth in Section 14.3 below, at least sixty (60) days prior to the Stated Termination Date;

(b) at any other time, by giving Lender written notice of such termination (an “Early Termination Notice”), in the manner set forth in Section 14.3 below, which Early Termination Notice shall set forth a termination date that shall be not less than sixty (60) days nor more than ninety (90) days following the date of the Early Termination Notice (such termination date, the “Early Termination Date”), and by paying to Lender, as liquidated damages for the loss of a bargain and not as a penalty, on the Early Termination Date, any applicable Early Termination Fee; but provided, however, that in order for an Early Termination Notice to become effective on a Stated Termination Date or an Early Termination Date, Borrowers shall pay the Obligations (including any applicable Early Termination Fee) to Lender in full in immediately available funds upon such Stated Termination Date or Early Termination Date, as applicable. If, after giving Lender an Early Termination Notice pursuant to this Section 10.2(b), Borrowers do not pay the Obligations (including any applicable Early Termination Fee) to Lender in full in immediately available funds by the Early Termination Date, then the Early Termination Notice shall become null and void, this Agreement shall remain in full force and effect, and Borrowers shall be required to give Lender a new Early Termination Notice in order to terminate this Agreement before the Stated Termination Date. If termination occurs on the Stated Termination Date, no Early Termination Fee shall be payable; or

(c) notwithstanding the foregoing paragraphs (a) or (b) and subject to Section 10.6 of this Agreement, at any other time after the first anniversary of the date of this Agreement at which Borrowers’ available Collateral increases to an amount that justifies, in Lender’s sole discretion, an increase in the Total Facility which increase in the Total Facility Lender determines in its sole discretion not to provide to Borrowers, by giving Lender written notice of such termination due to Lender’s determination described in this paragraph (c) (such notice, a “Collateral Increase Termination Notice”), in the manner set forth in Section 14.3 below, which Collateral Increase Termination Notice shall set forth a termination date that shall be not less than sixty (60) days nor more than ninety (90) days following the date of the Collateral Increase Termination Notice (such termination date, the “Collateral Increase Termination Date”). If, after giving Lender a Collateral Increase Termination Notice pursuant to this Section 10.2(c), Borrowers do not pay the Obligations to Lender in full in immediately available funds by the Collateral Increase Termination Date, then the Collateral Increase Termination Notice shall become null and void, this Agreement shall remain in full force and effect, and Borrowers shall be required to give Lender a new Collateral Increase Termination Notice in order to terminate this Agreement before the Stated Termination Date. If termination occurs on the Collateral Increase Termination Date pursuant to the terms of this Section 10.2(c), Borrowers shall not owe an Early Termination Fee.

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10.3 Lender’s Right to Terminate. Lender may terminate the financing arrangements under this Agreement and the other Loan Documents: (a) at any time, by giving Borrowers written notice of such termination in the manner set forth in Section 14.3 below at least sixty (60) days prior thereto; or (b) at any time, without demand, notice or legal process of any kind, upon or after the occurrence of an Event of Default; provided, however, (i) upon the occurrence of an Event of Default specified in Section 11.1(f) hereof, this Agreement shall automatically be terminated without notice or demand by Lender; (ii) Lender shall retain the right to demand payment of the Obligations in accordance with Section 3.1 above; and (iii) all of Lender’s rights and remedies under this Agreement and the other Loan Documents shall survive such termination until all of the Obligations, including any applicable Early Termination Fee, have been paid in full. On or before the termination date, Borrowers shall pay the Obligations, including any applicable Early Termination Fee, to Lender in full in immediately available funds.

10.4 Early Termination Fee. Notwithstanding anything to the contrary set forth herein, in the event this Agreement is terminated pursuant to Sections 10.2 or 10.3 hereof prior to the last day of the Initial Term or any Renewal Term, other than a termination by Borrower pursuant to section 10.2(c) or Lender pursuant to clause (a) of Section 10.3 hereof, Borrowers shall pay to Lender, in addition to all other Obligations, any applicable Early Termination Fee. If this Agreement is terminated on the last day of the Initial Term or any Renewal Term, no Early Termination Fee shall be payable by Borrowers. Borrowers acknowledge and agree that (a) it would be difficult or impractical to calculate or ascertain Lender’s actual loss or damages from an early termination this Agreement, (b) the applicable Early Termination Fee is a fair, proper and reasonable approximation of such damages, and (c) the Early Termination Fee is intended to compensate Lender for the actual loss and damages sustained by Lender as a result of an early termination and is not intended to be a penalty.

10.5 Effect of Termination. Upon the effective date of termination, all of each Borrower’s Obligations to Lender, whether or not incurred under this Agreement, including any applicable Early Termination Fee, and notwithstanding any term or credit allowed by any instrument evidencing the Obligations, shall become immediately due and payable without notice, demand, presentment, protest or notice of any kind, all of which are hereby waived by each Borrower. Notwithstanding any termination, until all of each Borrower’s Obligations to Lender of every nature whatsoever shall have been fully paid and satisfied, including any applicable Early Termination Fee, Lender shall be entitled to retain its security interest in the Collateral, and each Borrower shall continue to comply fully with the terms of this Agreement and shall turn over all proceeds of the Collateral to Lender, and Lender shall retain all of its other rights and remedies hereunder.

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10.6 Right of First Refusal. In consideration of Lender entering into this Agreement and making advances to Borrowers, each Borrower hereby agrees that it will, within five (5) days of receipt thereof, provide a copy of any proposal letter, term sheet, letter of intent, or commitment letter from any lender offering to either Borrower a refinance of the Obligations. Lender shall have the right of first refusal to match the offer(s) of such other lender(s), and, if Lender advises either Borrower that it intends to meet the financial and operational terms set forth in such offer(s) (but continuing to require that the loans be repayable on demand), Borrowers will be obligated to enter into an amendment to this Agreement extending the term of this Agreement for at least the term proposed in such other offer(s), and amending the financial and operational terms set forth in this Agreement accordingly. Notwithstanding the foregoing, each Borrower recognizes that this Agreement can only be terminated as provided in this section 10 and the failure of Lender to meet the terms set forth in such offer(s) does not relieve either Borrower of its obligations under this Agreement.

SECTION 11. EVENTS OF DEFAULT.

11.1 Event of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Either Borrower fails to pay any portion of the Obligations when due and payable or declared due and payable, or fails to remit or deposit items or funds as required by the terms of this Agreement;

(b) Either Borrower or any Guarantor fails or neglects to observe, perform or comply with any other term, provision, condition or covenant contained in this Agreement or the other Loan Documents or in any other agreement now existing or hereafter executed evidencing, securing or relating in any way to the Obligations of either Borrower, which is required to be observed, performed or complied with by either Borrower or such Guarantor and the same is not cured to Lender’s satisfaction within ten (10) days after the earlier of either Borrower’s having obtained knowledge thereof or Lender’s having given Borrowers and any Guarantor written notice thereof;

(c) If any representation or warranty made in writing by or on behalf of either Borrower or any Guarantor in this Agreement or in the other Loan Documents or in any other agreement now existing or hereafter executed between either Borrower or any Guarantor and Lender, or in connection with the transactions contemplated hereby or thereby, shall prove to have been false or incorrect in any material respect at the time as of which such representation or warranty was made;

(d) The acceleration of any obligation or liability owed by either Borrower to any Person (other than Lender) prior to its stated maturity date;

(e) The occurrence of any material uninsured damage to or loss, theft or destruction of any of the Collateral;

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(f) The filing by or against either Borrower or any Guarantor of any voluntary or involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, or the appointment of a receiver, custodian or trustee of either Borrower or any Guarantor or for all or a substantial part of such Borrower’s or such Guarantor’s property and assets;

(g) Either Borrower or any Guarantor ceases to be Solvent or ceases to conduct its respective business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its respective business affairs;

(h) A notice of lien, levy or assessment is filed of record to all or any of either Borrower’s assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon the Collateral or any other asset of either Borrower and the same is not dismissed, discharged or bonded within fifteen (15) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without penalty;

(i) The entry of a judgment or the issuance of a warrant of attachment, execution or similar process against either Borrower or any of its assets, which shall not be dismissed, discharged or bonded within fifteen (15) days;

(j) Blue Star Foods Corp. shall cease to own and control, directly or beneficially and of record, one hundred percent (100%) of the issued and outstanding capital stock/membership interests of either Borrower; or Keeler ceases to serve as CEO of either Borrower;

(k) Either Borrower or any Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any property of either Borrower or such Guarantor;

(l) Any Guarantor shall die or revoke or attempt to revoke the Guaranty executed by such Guarantor in favor of the Lender, or shall repudiate such Guarantor’s liability thereunder or shall be in default under the terms thereof;

(m) There shall occur any material adverse change in the Collateral, or in the condition or affairs (financial or otherwise) of either Borrower or any Guarantor;

(n) There shall occur a cessation of a substantial part of the business of either Borrower for a period which significantly affects either Borrower’s capacity to continue its business, on a profitable basis; or either Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by either Borrower which is necessary to the continued or lawful operation of its business; or either Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which either Borrower leases, uses or occupies any Property shall be cancelled or terminated prior to the expiration of its stated term; or any part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation; or

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(o) Either Borrower or any Guarantor, or any Affiliate of either, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any lien granted to Lender.

11.2 Acceleration of the Obligations. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations pursuant to Section 3.1 of this Agreement, upon and after an Event of Default, all of the Obligations may, at the option of Lender, upon written notice to Borrowers, be declared, and immediately shall become, due and payable, anything in the Note or other contract evidencing any such Obligation or in the Loan Documents or in any other agreement to the contrary notwithstanding; provided, that upon the occurrence of an Event of Default specified in subsection 11.1(f) hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Lender.

11.3 Default Rate of Interest. Upon and after the occurrence of an Event of Default, all of the Obligations shall continue to bear interest, calculated daily on the basis of a 360-day year for the actual days elapsed at the per annum rate set forth in Section 2.5 above, plus, at the election of Lender evidenced by its written notice to Borrowers, additional post-default interest of three percent (3%) per annum until either such Event of Default is cured to Lender’s satisfaction or otherwise waived in writing by Lender or the Obligations are paid in full and this Agreement is terminated.

SECTION 12. RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT.

12.1 Rights and Remedies. Upon or at any time or times after the occurrence of any Event of Default and acceleration of the Obligations pursuant to Section 11.2 hereof, Lender shall have, in addition to all other rights and remedies which Lender may have under this Agreement, the other Loan Documents, and applicable law, the following rights and remedies, all of which may be exercised with or without further notice to either Borrower: (a) all of the rights and remedies of a secured party under the Uniform Commercial Code of the State of North Carolina, or any other state where such rights and remedies are asserted; (b) to foreclose the liens and security interests created under this Agreement and the other Loan Documents or under any other agreement relating to the Collateral, by any available judicial procedure or without judicial process; (c) to enter any premises where the Collateral may be located, through self-help and without judicial process, without first obtaining a final judgment or giving either Borrower notice and opportunity for a hearing on the validity of Lender’s claim, for the purpose of taking possession or removing the same, or require each Borrower to assemble the Collateral and make it available to Lender at a place to be designated by Lender; and (d) to sell, assign, lease, or otherwise dispose of the Collateral or any part thereof, either at public or private sale, in lots or in bulk, for cash, on credit or otherwise, with or without representation or warranties, and upon such terms as shall be acceptable to Lender, in its sole discretion, and Lender may bid or become the purchaser at any public sale, free from any right of redemption which is hereby expressly waived by each Borrower, and Lender shall have the option to apply or be credited with the amount of all or any part of the Obligations owing to Lender against the purchase price bid by Lender at any such sale. Lender may, if it deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Each Borrower agrees that Lender has no obligation to preserve rights to the Collateral against prior parties or to marshall any Collateral for the benefit of any Person. Lender is hereby granted a license or other right to use, without charge, each Borrower’s Intellectual Property, including, without limitation, all labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and each Borrower’s rights under all licenses and franchise agreements shall inure to Lender’s benefit. In addition, each Borrower agrees that in the event notice is necessary under applicable law, written notice mailed to either Borrower in the manner specified in the Section 14.3 hereof five (5) days prior to the date of public sale of any of the Collateral or prior to the date after which any private sale or other disposition of the Collateral will be made shall constitute commercially reasonable notice to each Borrower.

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12.2 Application of Proceeds. The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of the Collateral shall be applied first to the expenses (including all attorney’s fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all Obligations, application as to particular Obligations or against principal or interest to be in Lender’s absolute discretion. Borrowers shall be jointly and severally liable to Lender and shall pay to Lender on demand any deficiency which may remain after such sale, disposition, collection or liquidation of the Collateral. Lender shall remit to Borrowers or the Person entitled thereto any surplus remaining after all Obligations have been paid in full. If any of the Collateral shall require repairs, maintenance, preparation or the like, or is in process or other unfinished state, Lender shall have the right, but shall not be obligated to perform such repairs, maintenance, preparation, processing or completion of manufacturing for the purpose of putting the same in such saleable form as Lender shall deem appropriate, but Lender shall have the right to sell or dispose of the Collateral without such processing.

12.3 Appointment of Lender as Each Borrower’s Lawful Attorney. Each Borrower irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as such Borrower’s true and lawful attorney (and Agent-in-fact) and Lender, or Lender’s agents, may, without notice to either Borrower, and at such time or times as Lender or said agent, in its sole discretion, may determine, in either Borrower’s or Lender’s name, in addition to the acts permitted under Section 3.3 hereof: (a) demand payment of the Accounts; (b) enforce payment of the Accounts by legal proceedings or otherwise; (c) exercise all of each Borrower’s rights and remedies with respect to the collection of the Accounts; (d) settle, adjust, compromise, extend or renew the Accounts; (e) settle, adjust or compromise any legal proceedings brought to collect the Accounts; (f) if permitted by applicable law, sell or assign the Accounts upon such term, for such amounts and at such time or times as Lender deems advisable; (g) prepare, file and sign either Borrower’s name on a proof of claim in bankruptcy or similar document against any Account Debtor; (h) prepare, file and sign each Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts; and (i) do all acts and things and execute all documents necessary, in Lender’s sole discretion, to collect the Accounts or to fulfill either Borrower’s Obligations under this Agreement. All acts of Lender or its designee taken pursuant to Section 3.3 or this Section 12.3 are hereby ratified and confirmed and Lender or its designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable by either Borrower until all Obligations of Borrowers to Lender are paid in full.

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12.4 Rights and Remedies Cumulative; Non-Waiver; Etc. The enumeration of Lender’s rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Loan Documents or under any other agreement between either Borrower or Lender or which may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of Lender in exercising any right, power or privileges shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver on any Event of Default. No course of dealing between either Borrower and Lender or its agents or employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Event of Default. Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error, omission or delay of any kind occurring in the liquidation of the Collateral or for any damages resulting therefrom.

SECTION 13. PAYMENT OF EXPENSES; GENERAL INDEMNITY.

13.1 Fees and Expenses. Borrowers shall pay or reimburse Lender upon demand for all costs and expenses (including, without limitation, reasonable attorneys’ and paralegals’ expenses) incurred or paid by Lender in connection with : this Agreement and the other Loan Documents, including, without limitation, (a) the preparation, execution, delivery, interpretation, modification or amendment of this Agreement or the other Loan Documents; (b) reasonable charges for appraisers, examiners, auditors or similar Persons whom Lender may engage with respect to rendering opinions concerning either Borrower’s financial condition and the condition and value of the Collateral; (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, either Borrower or any other Person) in any way relating to the Collateral, this Agreement, the other Loan Documents, or either Borrower’s affairs; (d) any attempt to enforce any rights of Lender against either Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; (e) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral; (f) the filing and recording of all documents required by Lender to perfect Lender’s liens in the Collateral, including, without limitation, any documentary stamp tax or any other taxes incurred because of such filing or recording.; (g) all costs, expenses, fees, indemnities and other amounts paid or otherwise incurred by Lender in connection with the Lender Lockbox and the Lender Payment Account, including, without limitation, all fees, expenses, costs and charges of the Lockbox Bank, the depositing for collection of any check or item of payment received and/or delivered to Lender for application to the Obligations, and charges imposed on Lender for “insufficient funds” and the return of deposited checks or other items of payment to the Lender Payment Account; and (h) the forwarding to either Borrower, or any other Person on Borrower’s behalf, by Lender of proceeds of Loans made by Lender to Borrowers pursuant to this Agreement.

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13.2 Stamp Taxes. Borrowers will pay and save Lender harmless from and against any and all liability and loss with respect to or resulting from the nonpayment or delayed payment of any and all intangibles, documentary stamp and other similar taxes, fees and excises, if any, including any interest and penalties, which may be, or may be determined to be, payable in connection with the transactions contemplated by this Agreement or in any modification hereof or thereof.

13.3 General Indemnity. Each Borrower shall indemnify Lender and its officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from, and shall defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney’s fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against an Indemnified Party: (a) as a result of Lender’s exercise of (or failure to exercise) any of its rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of Lender’s interests in the Collateral (including the defense of claims brought by either Borrower as a debtor-in-possession or otherwise, any secured or unsecured creditors of either Borrower, or any trustee or receiver in bankruptcy); (b) arising from or relating to (i) the maintenance and operation of the Lender Lockbox or the Lender Payment Account, and (ii) any action taken (or failure to act) by any Indemnified Party with respect thereto; (c) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over either Borrower; and (e) otherwise relating to or arising out of the transactions contemplated by this Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto; provided that an Indemnified Party’s conduct in connection with any of the foregoing matters does not constitute gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Agreement and the payment and satisfaction of the Obligations. Lender may from time to time establish reserves with respect to this indemnity as Lender in its discretion may deem necessary or advisable, and upon termination of this Agreement, Lender may hold such reserves as cash reserves as security for this indemnity.

SECTION 14. MISCELLANEOUS.

14.1 Survival of Agreements. All agreements, representations and warranties contained herein or made in writing by or on behalf of either Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Loan Documents. No termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of the parties hereto in any way with respect to (a) any transaction or event occurring prior to such termination or cancellation, (b) the Collateral, or (c) any of either Borrower’s undertakings, agreements, covenants, warranties and representations contained in this Agreement and the other Loan Documents and all such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation. Each Borrower further agrees that to the extent either Borrower makes a payment or payments to Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by Lender.

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14.2 Governing Law. This Agreement shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of North Carolina.

14.3 Notice. All notices and other communications hereunder shall be in writing and shall be made by e-mail, personal delivery, or overnight air courier or certified or registered mail, return receipt requested, and shall be deemed to be received by the other party one (1) Business Day after sending, if sent by e-mail or overnight air courier, and three (3) Business Days after mailing, if sent by certified or registered mail. All notices addressed to the party to be notified as follows:

If to Borrowers, at:	John Keeler & Co. Inc.
3000 NW 109 Avenue
Miami, FL 33172
Attn: John R. Keeler, CEO
E-Mail jkeeler@bluestarfoods.com

If to Lender, at:	Lighthouse Financial Corp.
925 West Market Street
Greensboro, North Carolina 27401
Attn: Mark H. Walling
E-Mail: mwalling@lighthousefinancial.net

or to such other address as each party may designate for itself by like notice given in accordance with this Section 14.3.

14.4 Amendment. This Agreement and the other Loan Documents cannot be amended, changed, discharged or terminated orally, but only by an instrument in writing signed by Lender and Borrowers.

14.5 Entire Agreement. This Agreement and the other documents, certificates and instruments referred to herein constitute the entire agreement between the parties and supersede and rescind any prior agreements relating to the subject matter hereof.

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14.6 Binding Effect; Sale of Interest. All of the terms of this Agreement and the other Loan Documents, as the same may from time to time be amended, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of each Borrower and Lender. Notwithstanding the foregoing, no Borrower may sell, assign or transfer any interest in this Agreement or any of the other Loan Documents, or any portion thereof. Each Borrower hereby consents to Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement, any of the other Loan Documents or any of the Obligations, or any portion hereof or thereof. In the case of an assignment by Lender, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations hereunder (to the extent of such assignment) upon any such assignment.

14.7 Captions. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.

14.8 Indulgences Not Waivers. Lender’s failure, at any time or times hereafter, to require strict performance by each Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default by either Borrower under this Agreement or any of the other Loan Documents shall not suspend, waive or affect any other Loan Documents, whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of either Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by either Borrower under this Agreement or any of the other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to such Borrower.

14.9 Time of Essence. Time is of the essence to this Agreement and the other Loan Documents.

14.10 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

14.11 Consent to Forum. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF EITHER BORROWER OR LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE SUPERIOR COURT OF GUILFORD COUNTY, NORTH CAROLINA, OR, AT LENDER’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF NORTH CAROLINA, GREENSBORO DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN EITHER BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH EITHER BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS’ ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

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14.12 Waivers by Borrowers. EACH BORROWER WAIVES (a) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY (WHICH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (b) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NONPAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH EITHER BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD; (c) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING LENDER TO EXERCISE ANY OF LENDER’S REMEDIES, INCLUDING THE ISSUANCE OF AN IMMEDIATE WRIT OF POSSESSION; (d) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (e) ANY RIGHT EITHER BORROWER MAY HAVE UPON PAYMENT IN FULL OF THE OBLIGATIONS TO REQUIRE LENDER TO TERMINATE ITS SECURITY INTEREST IN THE COLLATERAL OR IN ANY OTHER PROPERTY OF EITHER BORROWER UNTIL TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS AND THE EXECUTION BY EACH BORROWER, AND BY ANY PERSON WHOSE LOANS TO EITHER BORROWER ARE USED IN WHOLE OR IN PART OF SATISFY THE OBLIGATIONS, OR AN AGREEMENT INDEMNIFYING LENDER FROM ANY LOSS OR DAMAGE LENDER MAY INCUR AS THE RESULT OF DISHONORED CHECKS OR OTHER ITEMS OF PAYMENT RECEIVED BY LENDER FROM EITHER BORROWER OR ANY ACCOUNT DEBTOR AND APPLIED TO THE OBLIGATIONS; AND (f) NOTICE OF ACCEPTANCE HEREOF. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER’S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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14.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

14.14 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction

SECTION 15. CROSS-GUARANTY.

15.1 Cross-Guaranty. Each Borrower hereby absolutely and unconditionally guarantees to Lender and its successors and assigns the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all Obligations owed or hereafter owing to Lender by each other Borrower, including that portion of any Loan attributable to each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Section 15 shall be absolute and unconditional, irrespective of, and unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which either Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 15) or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions hereof or thereof;

(c) the existence, value or condition of, or failure to perfect its lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(d) the insolvency of any other Borrower; or

(e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each Borrower that its obligations under this Section 15 shall not be discharged until the payment and performance, in full, of the Obligations has occurred. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

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15.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Lender to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower and Lender that the foregoing waivers are of the essence of the transactions contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 15 and such waivers, Lender would decline to enter into this Agreement.

15.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 15 are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of such other Borrower under the Loan Documents.

15.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this waiver is intended to benefit Lender and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 15, and that Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 15.4.

15.5 Election of Remedies. If Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Lender a lien upon any Collateral, whether owned by either Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 15. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against either Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation which such Borrower might otherwise have had but for such action by Lender. Any election of remedies which results in the denial or impairment of the right of Lender to seek a deficiency judgment against either Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but may be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 15, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale. In addition, each Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though the election of remedies, such as a non-judicial foreclosure with respect to security for the Obligations, has destroyed either Borrower’s rights of subrogation and reimbursement against the principal.

15.6 Liability Cumulative. The liability of Borrowers under this Section 15 is in addition to and shall be cumulative with all liabilities of each Borrower to Lender under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of any other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[SIGNATURES BEGIN ON NEXT PAGE]

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[signature page to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal in their corporate or company names by their duly authorized corporate officers as of the date first above written.

JOHN KEELER & CO. INC., a Florida corporation

By:	/s/ John Keeler
Title:	CEO

COASTAL PRIDE SEAFOOD, LLC, a Florida limited liability company

By:	/s/ John Keeler
Title:	CEO

LIGHTHOUSE FINANCIAL CORP.

By:	/s/ Mark Walling
Title:	SVP

58

SCHEDULE OF DISCLOSURE SCHEDULES

Disclosure Schedule	Description of Disclosure Schedule

A	Permitted Liens

B	Chief Executive Office, Names and Collateral Locations

C	Litigation

D	Intellectual Property

E	Deposit Accounts

DISCLOSURE SCHEDULE A TO

LOAN AND SECURITY AGREEMENT

Permitted Liens

None.

DISCLOSURE SCHEDULE B TO

LOAN AND SECURITY AGREEMENT

Chief Executive Office, Names and Collateral Locations

Official Name: John Keeler & Co. Inc.

Type of Entity (e.g., corporation, limited liability company, limited partnership): Florida corporation

Organizational Identification Number or Statement that no such number has been issued: 65-0580744.

State of Incorporation or Organization: Florida

Chief Executive Office: 3000 NW 109 Ave., Miami, FL 33172

Locations of Inventory and other Collateral: 3000 NW 109 Ave., Miami, FL 33172

2201 Boundary Street, Suite 306, Beaufort, 29902

Official Name: Coastal Pride Seafood, LLC

Type of Entity (e.g., corporation, limited liability company, limited partnership): Florida limited liability company

Organizational Identification Number or Statement that no such number has been issued: NEED IF DIFFERENT FROM JKCO.

State of Incorporation or Organization: Florida

Chief Executive Office: 2201 Boundary Street, Suite 306, Beaufort, 29902

Locations of Inventory and other Collateral: 3000 NW 109 Ave., Miami, FL 33172

2201 Boundary Street, Suite 306, Beaufort, 29902

DISCLOSURE SCHEDULE C TO

LOAN AND SECURITY AGREEMENT

Litigation

1.	Jomara Seafood Inc. v. John Keeler & Co, Inc. filed 8/14/20.

2.	Maria F. Suarez v. John Keeler and Co Inc. and Blue Star Food Corp Inc., filed 2/19/20

DISCLOSURE SCHEDULE D TO

LOAN AND SECURITY AGREEMENT

Intellectual Property

Trademark Title	Publication Number
Pouch Packaged Crabmeat Product and Method	US20150057426A1
Pouch Packaged Crabmeat Product and Method	WO2015138122A2
Pouch Packaged Crabmeat Product and Method	WO2015138122A3
Phuong Phap Dong Go Thit Cuava San Pham Thit Cua Dong Goi	VN10005154B
Verpackungsverfahern Fur Krabbenfleisch	AT35Q765T
Verpackungsverfahern Fur Krabbenfleisch	CZ1526091B6
Verpackungsverfahern Fur Krabbenfleisch	DE602004010535D1
Verpackungsverfahern Fur Krabbenfleisch	DE502004010565T2
Method for Packaging Crabmeat	EP1526091A1
Method for Packaging Crabmeat	EP1526091B1
Method for Packaging Crabmeat	ES2295754T3
Method for Packaging Crabmeat	HK1076768A
Method for Packaging Crabmeat	HK1076786A1
Methode Untuk Pengevasan Dagng Kepiting	ID42644A
Methode Untuk Pengevasan Dagng Kepiting	IDP000020261B
Method for Packaging Crabmeat	PT1526091E
Method for Packaging Crabmeat	US20050084571A1
Method for Packaging Crabmeat	US20130078344A1
Method for Packaging Crabmeat	US8337922B2
Method for Packaging Crabmeat	US8445046B2
Seaessentials	4573673
America’s Favorite Crabmeat	2961590
Eco-Fresh	4525998
Supplemental Register	3858522
Blue Star Logo	3818057
Oceanica	3711200
Blue Star Crab Logo	2419060

LOAN AND SECURITY AGREEMENT

Deposit Accounts

Bank	Account Number	Purpose
US Century Bank	1862001796	Business Operations
Regions Bank	0950006521	Payroll Related Expenses
Wells Fargo	4064501216	ACF Finco I LP/FBO John Keeler & Co. Inc. (account for line of credit purpose)